* Indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.



                         CHANNEL DISTRIBUTION AGREEMENT


                                     between


                    MULTICHOICE AFRICA (PROPRIETARY) LIMITED


                                       and


                        ELECTRONIC MEDIA NETWORK LIMITED




                                                                      Mallinicks
                                                                   25 Savile Row
                                                                  London W1X 1AA

                                TABLE OF CONTENTS

1. PARTIES.................................................................3
2. DEFINITIONS AND INTERPRETATION..........................................3
3. INTRODUCTION...........................................................16
4. GRANT OF RIGHTS........................................................17
5. TERM...................................................................21
6. PER SUBSCRIBER FEES, REPORTING AND PAYMENT.............................21
7. RECORDS AND AUDIT......................................................29
8. PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS...........................31
9. DELIVERY AND TRANSMISSION OF CHANNELS..................................32
10. TIERING...............................................................35
11. ENCRYPTION AND DISTRIBUTION OF THE CHANNELS...........................37
12. SMS...................................................................40
13. ADVERTISING...........................................................41
14. OPEN TIME.............................................................42
15. PROGRAMMING...........................................................42
16. MARKETING.............................................................45
17. ANALOGUE PROGRAMME GUIDE..............................................49
18. DIGITAL PROGRAMME GUIDE...............................................50
19. ELECTRONIC PROGRAMMING GUIDE..........................................51
20. REPRESENTATIONS AND WARRANTIES........................................52
21. INDEMNITIES...........................................................54
22. THIRD PARTY INFRINGEMENTS OF VIEWING CARDS............................55
23. PROGRAMME SUPPLIER OBLIGATIONS........................................56
24. PARTIAL TERMINATION...................................................56
25. TERMINATION AND REMEDIES..............................................58
26. FORCE MAJEURE.........................................................64
27. GOVERNING LAW AND DISPUTES............................................65
28. RESTRUCTURING FOR TAX OR REGULATORY REASONS...........................66
29. CONFIDENTIALITY.......................................................67
30. NOTICES...............................................................68
31. MISCELLANEOUS.........................................................69
SCHEDULE 1
SCHEDULE 2A
SCHEDULE 2B
SCHEDULE 3
SCHEDULE 4
SCHEDULE 5
+SCHEDULE 6
SCHEDULE 7
SCHEDULE 8
SCHEDULE 9
SCHEDULE 10

CHANNEL DISTRIBUTION AGREEMENT made on 18 June 1998 between:

1.       PARTIES

         1.1. MULTICHOICE AFRICA (PROPRIETARY) LIMITED, a company registered in South Africa, whose principal place of business is at 75 Republic Road, Randburg, South Africa ("MultiChoice"); and

         1.2. ELECTRONIC MEDIA NETWORK LIMITED a company registered in South Africa whose principal place of business is at 137 Hendrik Verwoerd Drive, Randburg, South Africa ("M-Net").

2.       DEFINITIONS AND INTERPRETATION

         In this Agreement -

         2.1. clause headings are inserted for convenience only and shall not be taken into account in construing this Agreement;

         2.2. references to clauses are references to the clauses of this Agreement;

         2.3. if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to it as if it were a substantive clause in the body of this Agreement, notwithstanding that it is only contained in the interpretation clause;

         2.4. if any period is referred to in this Agreement by way of reference to a number of days, the days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or public holiday within the Republic of South Africa, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or public holiday;

         2.5. unless the context clearly indicates a contrary intention, an expression which denotes any one gender includes the other genders, a natural person includes an artificial person and vice versa, the singular includes the plural and vice versa and the following expressions bear the meanings assigned to them below and cognate expressions bear corresponding meanings

                  "Accounting Period"   :   each calendar month during this
                                            Agreement (with the exception of the
                                            last Accounting Period which will
                                            end on the final day of this
                                            Agreement);

                  "Affiliate"           :   either

                                            a)       in relation to both
                                                     Parties, any Person which,
                                                     directly or indirectly:

                                            (i)      is controlled by that
                                                     Party; or
                                            (ii)     controls that Party;
                                            (iii)    is under common control
                                                     with that Party;

                                            or

                                            b)       in relation to MultiChoice:

                                            (i)      any Person in whom
                                                     MultiChoice has a direct
                                                     shareholding greater than
                                                     or equal to 30% of the
                                                     issued share capital; or
                                            (ii)     any Person where
                                                     MultiChoice, directly or
                                                     indirectly has the right to
                                                     appoint or remove directors
                                                     holding a majority of the
                                                     voting rights at meetings
                                                     of the board of directors
                                                     of such Person;

                  "Agreement"           :   this document together with the
                                            Schedules attached hereto;

                  "A la Carte
                  Channels"             :   any television programme service
                                            which is marketed by MultiChoice as
                                            a so-called "stand alone channel"
                                            i.e. a channel which is not marketed
                                            as part of a group of other channels
                                            and does not form part of either the
                                            Premium Tier, Free Tier or the Basic
                                            Tier or any other tier of television
                                            programme services;

                  "Basic Tier"          :   an envisaged standard MultiChoice
                                            programming tier which, if
                                            implemented, will consist of
                                            television programme services
                                            administered via the MultiChoice
                                            subscriber management system, and
                                            will include, without limitation,
                                            all programme services, which are
                                            from time to time included in such
                                            tier subject to the provisions of
                                            this Agreement, but will exclude all
                                            A la Carte Channels, Free Channels
                                            and channels comprising the Premium
                                            Tier;

                  "Channels"            :   those programme services referred to
                                            in clause 4.1. of this Agreement as
                                            currently named or as they may be
                                            renamed in the future;

                  "Channel Signals"     :   the signals comprising the Channels;

                  "Clearances"          :   all consents, clearances and
                                            licenses required from the copyright
                                            holders of the programming
                                            transmitted as part of the Channels
                                            to distribute such programming in
                                            the Territory, including all
                                            clearances and licenses from
                                            programming suppliers contracted as
                                            such by M-Net and all necessary
                                            music, mechanical transfer and
                                            public performing
                                            rights clearances;

                  "Commercial
                  Subscriber"           :   any Person who owns or operates any
                                            premises, establishment or location
                                            in the Territory, whether operated
                                            for commercial gain or otherwise,
                                            containing rooms for occupation
                                            including hotels, motels, inns,
                                            bungalow parks and guest houses, who
                                            has been authorised by MultiChoice
                                            to receive and decrypt the Channel
                                            Signals;

                  "Communal
                  Subscriber"           :   any Person who owns or operates any
                                            premises, establishment, area or
                                            location in the territory, whether
                                            operated for commercial gain or not,
                                            which is a community meeting place,
                                            including but not limited to
                                            restaurants, clubs, bars, pubs and
                                            the like and is capable of receiving
                                            and has been duly authorised by
                                            MultiChoice specifically to receive
                                            and decrypt the Channel Signals;

                  "Computicket"         :   Computicket Limited, a company
                                            registered in South Africa, having
                                            its principal place of business in
                                            Cape Town;

                  "CPI"                 :   when used in connection with amounts
                                            expressed in Rands means the
                                            weighted average consumer price
                                            index, all items, as notified by the
                                            South African Secretary of
                                            Statistics, of the 12 (twelve) areas
                                            specified in the notice with the
                                            average for 1990 as the base which
                                            equals 100 (one hundred) or when
                                            used in connection with amounts
                                            expressed in United States Dollars
                                            means the United States

                                            Consumer Price Index as published by
                                            the United States Department of
                                            Commerce. In the case of either
                                            index being replaced by an index of
                                            a different nature, such index shall
                                            be used duly adjusted as if the same
                                            index is used, provided that if such
                                            index is replaced by an index with a
                                            different base, the replacing index
                                            shall be used but it shall be
                                            adjusted in order to correspond with
                                            the index as set out above. All
                                            adjustments to either index shall be
                                            made by a firm of Chartered
                                            Accountants and Auditors agreed by
                                            the Parties or, in the absence of
                                            agreement, by a firm nominated by
                                            the President for the time being of
                                            the South African Institute of
                                            Chartered Accountants;

                  "Decoder"             :   an individually addressable
                                            stand-alone device or an integrated
                                            satellite receiver/decoder existing
                                            now or developed in the future,
                                            capable of receiving and, when
                                            enabled, of decrypting the Channels'
                                            Signals, either alone or in
                                            conjunction with a Viewing Card;

                  "Delivery Failure"    :   any material disruption,
                                            discontinuance or interruption in or
                                            other interference with the delivery
                                            of the Channels' Signals by M-Net to
                                            MultiChoice (but excluding
                                            interruption for routine
                                            maintenance, adjustment or repair of
                                            the delivery satellite);

                  "Effective Date"      :            *    1995

                  "Employee Subscribers":   any person who is an employee of
                                            M-Net, MultiChoice, M-Web,
                                            SuperSport, Computicket and other
                                            associated companies agreed by the
                                            Parties
                                            from time to time who, for the
                                            payment of a discounted amount, is
                                            duly authorised to decrypt the
                                            Channels' Signals and to view the
                                            Channels in unencrypted format;

                  "Encryption"          :   the scrambling and encryption of the
                                            Channels' Signals so that such
                                            Signals can only be decrypted and
                                            viewed either by means of a
                                            compatible Decoder only or by the
                                            insertion of an enabled Viewing Card
                                            in such Decoder;

                  "Free Tier"           :   the MultiChoice programming tier
                                            consisting of the Free Channels;

                  "Free Channels"       :   the television programme services
                                            for which a Viewing Card is required
                                            and for which no subscription fee is
                                            payable by any person for the right
                                            to view such programme services in
                                            an unencrypted format;

                  "Free TV Systems"     :   any form of television or other
                                            transmission system by means of
                                            which a person can receive audio
                                            visual programming or services on a
                                            television set without charge (other
                                            than compulsory fees charged by a
                                            government or governmental agency
                                            assessed on those who use television
                                            sets) including free satellite and
                                            free cable systems;

                  "Gross Subscription
                  Revenue"              :   the total amount of fees excluding
                                            discounts, for each country
                                            comprising the Territory actually
                                            billed (whether or not received) by
                                            MultiChoice or its Affiliates to all
                                            Subscribers during a particular
                                            Accounting Period.

                  "Hotel Room"          :   a room in any premises,
                                            establishment or location, owned or
                                            operated by a Commercial Subscriber,
                                            which is wired and equipped to
                                            decrypt the Channel Signals and to
                                            view the Channels on a television
                                            set in that room in unencrypted
                                            format;

                  "Marks"               :   the trade names, trade marks, logos,
                                            and service marks used from time to
                                            time in connection with the
                                            Channels, the name of the Channels,
                                            the titles of the programmes
                                            transmitted as part of the Channels
                                            and the corporate names of M-Net,
                                            being Marks belonging solely and
                                            exclusively to M-Net or the owner of
                                            the copyright in the relevant
                                            programme(s) ("the Relevant Owner"),
                                            as the case may be;

                  "M-Web"               :   M-Web Limited, a company registered
                                            in South Africa, whose principal
                                            place of business is in Cape Town;

                  "MUD (Multiple
                  Unit Dwelling)
                  Subscriber"           :   any person who owns or operates any
                                            premises, establishment or location
                                            in the territory, whether operated
                                            for commercial gain or otherwise,
                                            containing individual living units
                                            including, but not limited to,
                                            blocks of flats, townhouse
                                            complexes, cluster home complexes
                                            (and specifically excluding those
                                            premises, establishments and
                                            locations owned or operated by
                                            Commercial Subscribers) who have
                                            been authorised by MultiChoice on a
                                            bulk billing basis to receive and
                                            decrypt the Channel Signals;

                  "MUD Unit"            :   a dwelling unit in any premises,
                                            establishment or location, owned or
                                            operated by a MUD Subscriber, which
                                            is wired and equipped to decrypt the
                                            Channel Signals and to view the
                                            Channels on a television set in that
                                            dwelling unit in unencrypted format;

                  "MultiChoice
                  Bouquets"             :   the MultiChoice C Bouquet and the
                                            MultiChoice Ku Bouquet;

                  "MultiChoice C
                  Bouquet"              :   all the DSTV visual, audio and data
                                            programme services digitally
                                            transmitted via the C band beam of
                                            the Satellite and in respect of
                                            which MultiChoice provides SMS;

                  "MultiChoice
                  Ku Bouquet"           :   all the DSTV visual, audio and data
                                            programme services digitally
                                            transmitted via the Ku band beam of
                                            the Satellite and in respect of
                                            which MultiChoice provides SMS;

                  "MultiChoice SUD
                  Subscriber Charge"    :   the monthly price charged by
                                            MultiChoice to a SUD Subscriber for
                                            the right to view the Channels in an
                                            unencrypted format, it being
                                            understood that different prices may
                                            be charged by MultiChoice within
                                            each country comprising the
                                            Territory and in respect of
                                            different methods of delivery of the
                                            Channels' Signals;

                  "MultiChoice Marks"   :   the tradenames, trademarks, logos
                                            and service marks belonging to and
                                            used from time to time by

                                            MultiChoice and its Affiliates
                                            excluding the Marks;

                  "Open Time"           :   periods of time on Pay TV Systems
                                            during which programmes and services
                                            broadcast on such systems may be
                                            viewed in unencrypted format without
                                            the payment of a fee in respect of
                                            such programmes and services;

                  "Parties"             :   the parties to this Agreement;

                  "Pay Per View"        :   the scheduled television exhibition
                                            of programmes which are transmitted
                                            via Pay TV Systems in respect of
                                            which a separate fee is payable in
                                            order to view each event or group of
                                            events;

                  "Pay TV Systems"      :   any cable system, multi-point
                                            microwave distribution system,
                                            over-the-air television system,
                                            close circuit television system,
                                            satellite master antenna television
                                            system, direct to home system,
                                            television receive only system,
                                            hotel/motel television system,
                                            privately maintained satellite
                                            receiving antennae and all other
                                            forms of pay or subscription
                                            television or communication systems
                                            and any other telecast, broadcast or
                                            transmission system, now known or
                                            hereafter discovered or developed,
                                            by means of which a Person can
                                            receive audio-visual programming or
                                            services substantially in Encrypted
                                            format, where a fee is payable by
                                            such Person for the right to view
                                            and/or participate in such
                                            programmes and services in
                                            unencrypted format (except for Open
                                            Time), but excluding Pay Per View;

                  "Pay TV Viewers"      :   Persons in the Territory who are
                                            capable of receiving programming
                                            services by means of Pay TV Systems;

                  "Person"              :   individual, company, partnership,
                                            trust, unincorporated association,
                                            government authority or agency or
                                            any other entity;

                  "Per Subscriber Fees" :   the fees payable by MultiChoice to
                                            M-Net determined according to the
                                            provisions of this Agreement;

                  "Piracy"              :   the unauthorised use of the
                                            MultiChoice algorithm to decrypt the
                                            Channel Signals and/or the
                                            unauthorised reception of the
                                            Channels inside or outside the
                                            Territory and/or the unauthorised
                                            distribution or broadcasting of the
                                            Channel Signals and/or the
                                            authorised or unauthorised reception
                                            of the Channels outside the
                                            Territory and/or the unimpaired
                                            and/or unauthorised reception of the
                                            Channels and or Channel by any
                                            Person other than a Subscriber;

                  "Premium Movie
                  Channel"              :   a channel consisting of first run
                                            feature length films, being mainly
                                            current first run feature length
                                            films, where a "current" film is one
                                            which had a United States theatrical
                                            release no more than 36 months
                                            previously and a "first run" film is
                                            one which has not previously been
                                            exhibited on any television service
                                            or television channel which is
                                            broadcast or distributed via Pay or
                                            Free TV Systems in the Territory and
                                            a "film" is a motion picture which
                                            was originally produced in the
                                            English language (which
                                            shall include a film containing
                                            limited portions of dialogue that
                                            are spoken in a foreign language but
                                            originally subtitled in the English
                                            language). In terms of this
                                            definition, "mainly" shall be
                                            determined over an average 4 (four)
                                            month period and shall mean a
                                            predominant percentage except: (i)
                                            where a predominant percentage is
                                            not available from programme
                                            suppliers; or (ii) where the terms
                                            proposed by programming suppliers
                                            (excluding Affiliates of M-Net) are
                                            so commercially unreasonable when
                                            considered in view of M-Net's rights
                                            and obligations under this Agreement
                                            that M-Net could not be expected to
                                            acquire a predominant percentage on
                                            such terms, in which event "mainly"
                                            shall mean either (i) in respect of
                                            the former situation, that
                                            percentage which is available from
                                            programme suppliers; or (ii) in
                                            respect of the latter situation, the
                                            percentage that M-Net can reasonably
                                            be expected to acquire on such terms
                                            provided, however, that any such
                                            determination shall take into
                                            consideration, without limitation,
                                            M-Net's rights and obligations under
                                            this Agreement;

                  "Premium Movie/
                  Sports Channel"       :   a channel which is a combination of
                                            a Premium Movie Channel and a
                                            Premium Sports Channel;

                  "Premium Sports
                  Channel"              :   a channel which consists of sports
                                            and sports related coverage, a
                                            significant proportion of which is
                                            live coverage, of a cross-section of
                                            Premium Sports (at least three such
                                            sports during any particular month),
                                            and provides live local studio links
                                            between
                                            programmes or events;

                  "Premium Sports"      :   leading South African and major
                                            international sporting events,
                                            tournaments or matches, as the case
                                            may be, primarily focusing on but
                                            not necessarily limited to, the
                                            sports of rugby, soccer, cricket,
                                            golf, tennis and boxing;

                  "Premium Tier"        :   a premium programming tier which
                                            would consist of premium television
                                            programme services administered via
                                            the MultiChoice subscriber
                                            management system and would include
                                            the programme services set out in
                                            Schedule 1 and all other programme
                                            services which would from time to
                                            time be included in such tier,
                                            subject to the provisions of this
                                            Agreement, from the date upon which
                                            MultiChoice tiers the MultiChoice
                                            Bouquet;

                  "Promotional
                  Advertisements"       :   advertisements which aim to promote
                                            the MultiChoice Ku and C Bouquets,
                                            as applicable;

                  "RAVE (Restricted
                  Access Viewing
                  Establishment)
                  Subscriber"           :   any person who is sold and marketed
                                            to by MultiChoice under a separate
                                            rate and who owns or operates a
                                            common area in an institution in the
                                            Territory which has been wired and
                                            equipped to receive and decrypt the
                                            Channel Signals, such as but not
                                            limited to hospitals, nursing homes,
                                            prisons, offices, schools,
                                            factories, fire stations, police
                                            stations, military installations,
                                            oil rigs and the like
                                            but excluding any private rooms or
                                            living areas in such institutions,
                                            which, for the avoidance of doubt,
                                            shall be MUD Units);

                  "Satellite"           :   the PanAmSat 4 satellite or such
                                            other satellite having substantially
                                            the same footprint and power as may
                                            be determined by MultiChoice from
                                            time to time in accordance with
                                            clause 9.9;

                  "SMS"                 :   subscriber management services
                                            supplied from time to time by
                                            MultiChoice as stipulated in this
                                            Agreement;

                  "Subscribers"         :   all Persons who have contracted to
                                            pay a fee to MultiChoice to receive
                                            any or all of the Channels, on an
                                            audio visual monitor, including, but
                                            not limited to, SUD Subscribers, MUD
                                            Subscribers, Commercial Subscribers,
                                            Communal Subscribers, RAVE
                                            Subscribers and notwithstanding the
                                            fat that no fee is payable by such
                                            persons, VIP Subscribers;

                  "SUD (Single Unit
                  Dwelling) Subscriber" :   any person who owns, leases or
                                            occupies a private single dwelling
                                            unit or other dwelling unit in the
                                            Territory and has been sold and
                                            marketed to by MultiChoice including
                                            Employee Subscribers on an
                                            individual basis and is duly
                                            authorised to receive and decrypt
                                            the Channel Signals;

                  "SuperSport"          :   SuperSport Limited, a company
                                            registered in South Africa, whose
                                            principal place of business is in
                                            Johannesburg;

                  "Territory"           :   the continent of Africa excluding
                                            those countries listed in paragraph
                                            1.1 of Schedule 2A of this Agreement
                                            but including those Indian Ocean
                                            Islands set out in paragraph 1.2 of
                                            Schedule 2A;

                  "Transmission Failure":   any material disruption,
                                            discontinuance or interruption in or
                                            other interference with the delivery
                                            of the Channels' Signals by
                                            MultiChoice to Subscribers (but
                                            excluding interruption for routine
                                            maintenance, adjustment or repair of
                                            the Uplink Facility or Satellite);

                  "Transponder Costs"   :   the cost of the transponder capacity
                                            for the Channels paid by M-Net as
                                            set out in clause 9.8;

                  "VIP Subscriber"      :   any Person of strategic or
                                            promotional importance either to
                                            MultiChoice or M-Net whom either of
                                            the Parties have agreed to authorise
                                            to decrypt the Channels' Signals and
                                            to view the Channels in unencrypted
                                            format without the payment of any
                                            fee;

                  "Viewing Card"        :   an electronic smart card which, when
                                            it is enabled by or on behalf of
                                            MultiChoice and inserted into a
                                            Decoder, is designed to decrypt the
                                            Channels' Signals and which enables
                                            the Subscriber to view, inter alia,
                                            the Channels in unencrypted format.

3.       INTRODUCTION

         3.1.     It is recorded that -

                  3.1.1. MultiChoice and M-Net are Parties to an existing agreement, which took effect on * 1995 (the "Analogue Agreement"), and which deals with the analogue distribution by MultiChoice of the M-Net Domestic and M-Net Africa channels in Africa;

                  3.1.2. this Agreement is entered into as being supplementary to, rather than in replacement of the Analogue Agreement and shall be construed accordingly;

                  3.1.3. to the extent that this Agreement conflicts with the Analogue Agreement then this Agreement shall prevail to the exclusion of the Analogue Agreement.

         3.2. It is also recorded that M-Net is party to an existing agreement with CNE for the exclusive distribution of its channel, M-Net Egypt, in Egypt. M-Net and MultiChoice agree to hold good faith discussions with a view to including Egypt in the definition of Territory in this Agreement when the agreement with CNE expires and should MultiChoice no longer hold any financial interest in CNE.

4.       GRANT OF RIGHTS

         4.1. M-Net hereby grants to MultiChoice the * right to distribute and license the reception and redistribution of, and to market, the channels known as M-Net (Domestic) ("MND"), M-Net (Africa ) ("MNA"), Movie Magic (Domestic) ("MMD"), Movie Magic (Africa) ("MMA"), KTV ("KTV") and SuperSport ("SS") from the Effective Date, throughout the Territory by means of Pay TV Systems (excluding the analogue distribution of MND and MNA which is governed by the Analogue Agreement), on the terms set out herein.

         4.2. In addition, but subject to the terms and conditions of this Agreement, M-Net undertakes that M-Net and/or any Affiliate of M-Net *

         4.3.     It is recorded that:

                  4.3.1. the MND channel is a 24 hour per day premium general entertainment channel and is comprised predominantly of premium Pay TV programmes consisting mainly of current feature films consistent with a Premium Movie Channel, occasional specials, occasional series, (predominantly) live sport consistent with a Premium Sports Channel, local production and children's programming primarily targeting audience needs in South Africa, Namibia and Lesotho, Southern Zimbabwe, Southern Mozambique, Swaziland, and Botswana;

                  4.3.2. the MNA channel is a premium general entertainment channel comprised predominantly of premium Pay TV programmes consisting mainly of current feature films consistent with a Premium Movie Channel, occasional specials, occasional series and local productions, and children's programmes, primarily targeting audience needs in Africa excluding South Africa, Namibia and Lesotho, Southern Zimbabwe, Southern Mozambique, Swaziland, and Botswana, and is transmitted on at least a 16 hour per day basis;

                  4.3.3. the MMD and MMA channels are Premium Movie Channels transmitted on at least a 20 hour per day basis, which target South African and African Pay TV Viewers respectively; notwithstanding the definition of Premium Movie Channel, it is agreed and understand that MMA and MMD shall, from time to time, include occasional library movies and that movies will premiere on the MND channel prior to being screened on MMD and MMA. Nevertheless, the Parties shall, from time to time, review in good faith the provisions of this clause in the best interests of both Parties with a view, when appropriate, to procuring that a percentage of movies will premier first on MMD and MMA;

                  4.3.4. the KTV channel is comprised of children's programmes targeting all African Pay TV viewers and is transmitted on a 12 hour per day basis from 07h00 to 19h00 (Central African Time);

                  4.3.5. the SS channel is a 24 per hour day Premium Sports Channel and is also referred to as Supersport 1.

         4.4. Where the hours of transmission of MNA and/or KTV are increased, the Per Subscriber Fees payable by MultiChoice to M-Net hereunder shall not increase as a result thereof.

         4.5. In consideration of the * rights granted by M-Net to MultiChoice in terms of clause 4.1, MultiChoice undertakes that MultiChoice and all of its Affiliates shall not, during the Term:

                  4.5.1.   *

                  4.5.2.   *

         4.6.     In regard to Pay Per View:

                  4.6.1. MultiChoice shall have a right of first refusal to market and licence, on a sole and exclusive basis, any Pay Per View programmes in respect of which M-Net acquires the Pay Per View distribution rights from time to time for such distribution within the Territory or part thereof.

                  4.6.2. M-Net shall notify MultiChoice forthwith upon acquiring Pay Per View distribution rights for the Territory for any such programmes, whereupon the Parties shall negotiate in good faith the terms of such distribution by MultiChoice.

                  4.6.3. If the Parties fail to agree the terms for such distribution within a period of 60 days from the notification by M-Net, M-Net (i) shall not itself be entitled to undertake such Pay Per View distribution, and (ii) undertakes that it shall not authorise the Pay Per View distribution of the relevant programme in the Territory by a third party SMS provider (the "Third Party"); without first having afforded MultiChoice the opportunity, on 60 (sixty) days notice (or such shorter period as may be agreed between the Parties, taking into account the date of broadcast of the relevant event) in writing to MultiChoice, to conclude an agreement on terms and conditions substantially the same as those agreed with the Third Party for such Pay Per View distribution.

                  4.6.4. M-Net shall have a right of first refusal to supply a full service Pay Per View, offering 24 (twenty four) hours per day consisting of premium movies (consistent with the definition of Premium Movie Channel) and/or Premium Sports Programming for sole and exclusive distribution by MultiChoice in the Territory.

         4.7. M-Net shall be entitled to sell or syndicate its programmes known as Egoli, Carte Blanche and Front Row and also films and one-off local productions (i.e. one-off specials) in which M-Net has invested, for third party distribution in the Territory by any means whatsoever.

         4.8. M-Net shall not be entitled to sell or otherwise syndicate in any other programmes which have been or are to be included in any of the Channels for third party distribution in the Territory by any means whatsoever save that:

                  4.8.1. M-Net shall be entitled to approach MultiChoice, on a case by case basis, in relation to the sale or syndication of other programmes in order to obtain MultiChoice's approval which shall not be unreasonably withheld to syndicate same to a third party broadcaster in the Territory.

                  4.8.2.   *









5.       TERM

         5.1. Notwithstanding the date of signature hereof, the Agreement shall be deemed to have commenced on the Effective Date and shall continue thereafter for a period of 10 (ten) years.

         5.2. During the last year of the Term the Parties shall renegotiate the fees and commercial terms which will apply during the * years following the Term. If the Parties are able to agree such fees and commercial terms then this Agreement shall automatically continue for a further * years on the same terms and conditions set out herein and in the Standard Terms.

6.       PER SUBSCRIBER FEES, REPORTING AND PAYMENT

         6.1. In consideration of the grant of rights to MultiChoice as set out in clause 4.1, MultiChoice shall pay to M-Net in respect of each Accounting Period, a Per Subscriber Fee in respect of each Subscriber as set out in Schedule 3 hereto;

         6.2. It is recorded that MultiChoice intends offering incentives to potential subscribers to persuade such potential subscribers to purchase a Viewing Card and/or commence payment of monthly subscription charges; excluding circumstances where a subscriber is in default of any obligation to MultiChoice. The incentives may take the form of one or two free viewing periods ("Free Trials") not exceeding 1 (one) months cumulative duration during any year (calculated with reference to the Effective Date or any anniversary thereof); provided that all such Free Trials involving the Channels shall be subject to the prior written consent of M-Net, which consent M-Net shall be entitled to withhold if any supplier of programmes or material to M-Net has not given its consent to a Free Trial. M-Net undertakes to use its reasonable endeavors to obtain the consent of such suppliers to such Free Trials as may be reasonably requested by MultiChoice.

         6.3.     *









         6.4. It is recorded that at the date of signature hereof the subscriber charge payable to MultiChoice by SUD Subscribers within the Ku Band footprint of the Satellite who receive the Channel Signals on a Direct to Home basis (the "Ku SUD Subscriber Charge") * per Ku SUD Subscriber inclusive of VAT. The determination of the Ku SUD Subscriber Charge shall be within the reasonable direction of MultiChoice; provided, however, that MultiChoice shall consult with M-Net prior to any increase in the Ku SUD Subscriber Charge.

         6.5.     Price Increases

                  6.5.1. Increases in the Per Subscriber Fees payable in respect of the digital distribution of the Channels in South Africa (the "South African Digital Increase") shall be negotiated in good faith between the Parties on an annual basis with a view to implementing the South African Digital increase on * each year during the Term. The factors that shall be taken into account in determining the South African Digital Increase shall include but not be limited to:

                           (i) the basis of determining the previous year's South African Digital Increase;

                           (ii) the increase in the CPI in respect of the then preceding calendar year;

                           (iii) the Rand/US Dollar exchange rate movement in respect of the then preceding calendar year;

                           (iv) the total amount of Per Subscriber Fees paid to M-Net by MultiChoice in respect of the digital distribution of the Channels in South Africa during the then preceding calendar year; and, after taking into consideration any and all additional channels added to MultiChoice Ku Band Bouquet in the preceding year, the percentage proportion that this represents in relation to MultiChoice's overall programming costs for the then preceding calendar year;

                           (v) the quality of the Channels, including the number of major Hollywood studios contracted to supply movies to M-Net in respect of the then preceding calendar year;

                           (vi) M-Net's programming acquisition costs in respect of the then preceding calendar year;

                           (vii) economic forecast materials or data which could have a bearing on the business of either M-Net or MultiChoice in respect of the calendar year following implementation of the South African Digital Increase;

                           (viii) the results of the latest retail price survey conducted on behalf of the Parties; and

                           (ix) the forecast growth in Subscribers for the then following calendar year: (collectively, the "South African Digital Increase Factors").

                  6.5.2. The respective increases in the Per Subscriber Fees payable in respect of the digital distribution and analogue distribution of the Channels outside South Africa (the "ROT Digital and Analogue Increases") shall also be negotiated in good faith between the Parties on an annual basis with a view to implementing the ROT Digital and Analogue Increases on * each year during the Term. If notwithstanding reasonable endeavours the parties are unable to reach agreement on the ROT Digital and Analogue Increases then the previous year's Per Subscriber Fees shall be increased by the percentage increase in the USA CPI occurring in the 12 (twelve) months period prior to the relevant increase.

                  6.5.3. The Parties shall use all reasonable endeavours to ensure that their respective Chief Financial Officers reach agreement in respect to the South African Digital Increase prior to * each year, with a view to implementing such increases on * or thereafter. If, notwithstanding such reasonable endeavours, the Parties are unable to reach agreement on the South African Digital Increase, then the matter shall first be referred to the Parties' respective Chief Executive Officers who shall use all reasonable endeavours to reach agreement concerning the relevant increase or increases, taking into account the South African Digital Increase Factors (in respect of the South African Digital Increase). If the Chief Executive Officers fail to reach agreement by * then the matter shall be referred to the Parties' respective chairpersons who shall use all reasonable endeavours to reach agreement taking into account the relevant applicable increase factors. If the Parties' chairpersons fail to reach agreement by * then the matter shall be referred to the President (for the time being) of the South African Institute of Chartered Accountants who shall be asked to appoint a suitably qualified expert to determine the South African Digital Increase taking into account the South African Digital Increase Factors, who shall be requested to use all reasonable endeavours to make such a determination by not later than * and who shall be entitled to consult with any employees or officers of either Party at his discretion. For the avoidance of doubt, if at the time of a proposed referral to the chairpersons envisaged above, the chairpersons are the same individual, then the referral shall be directly from the Chief Executive Officers to the President (for the time being) of the South African Institute of Chartered Accountants by not later than *

                  6.5.4. For the avoidance of doubt, if, notwithstanding the provisions of sub-clauses 6.5.1 to 6.5.3 inclusive, the South African Digital Increase has not been determined by * in any particular year during the Term, then: (i) MultiChoice shall not be entitled to increase the retail charge levied on Subscribers arising from their entitlement to receive the MultiChoice Ku Band Bouquet until the South African Digital Increase has been determined; and (ii) the Per Subscriber Fees payable in respect of the digital distribution of the Channels in South Africa shall not be increased until the retail charge levied on Subscribers arising from their entitlement to receive the MultiChoice Ku Band Bouquet has been increased pursuant to the determination of the South African Digital Increase and such increased retail charge has been applied on the first day of an Accounting Period.

                  6.5.5. Increases in the Per Subscriber Fees in respect of analogue distribution on the Channels in South Africa shall be implemented on * during each year of the Term and shall be proportionate to the increase in the retail charge to Subscribers (excluding VAT) who receive the Channels by analogue means, applied in respect of the twelve month period preceding the relevant * increase implementation date.

                  6.5.6. Increases in the Per Subscriber Fees payable in respect of the analogue distribution of MDN and Community Service Network ("CSN") shall be proportionate to the increase in the charge (excluding VAT) to Subscribers for MND and CSN collectively for so long as they are sold collectively.

                  6.5.7. If MultiChoice decides to sell MND to Subscribers separately from CSN, then it shall notify M-Net and the Parties shall negotiate the mechanism by which the Per Subscriber Fees payable in respect of MND hereunder will be varied.

         6.6.     Minimum Guarantees

                  6.6.1. Should M-Net be required to pay any minimum guarantees to * * pursuant to an agreement between *
                           * whether in short form or long form, MultiChoice undertakes and guarantees that it shall pay to M-Net the minimum guarantees payable by M-Net in respect of those 20 countries listed in Schedule 2B hereto but only in respect of a maximum of 10,000 (ten thousand) Subscribers for all such countries taken together. The amount payable by MultiChoice to M-Net pursuant to the guarantee set out in this clause 6.7.1 shall be 10,000 less the actual number of Subscribers in all Schedule 2B countries during the relevant period multiplied by the actual programming cost payable per Subscriber paid by M-Net to * in respect of the countries set out in Schedule 2B for that period. If M-Net removes any country from Schedule 2B in terms of clause 24 or if M-Net appoints a third party distributor under clause 24.6.2, then the number of Subscribers in respect of which MultiChoice guarantees payment under this clause 6.7.1 shall be reduced by 500 in respect of each such removed country. Any amount payable by MultiChoice in accordance with this clause 6.7 will be payable by MultiChoice to M-Net on the last day of the Accounting Period in which such amounts are payable by M-Net to * and will be set out in an invoice which will be submitted by M-Net to MultiChoice conditional on the submission by MultiChoice to M-Net of the information set out in Schedule 4 in accordance with clause 7.

                  6.6.2. M-Net shall make available, upon reasonable notice by MultiChoice, and MultiChoice shall be entitled to examine and take copies of, all relevant books, records and/or contracts or extracts thereof containing information which may be required for the determination and verification of (i) any minimum guarantees payable by M-Net to * and (ii) the actual programming per Subscriber cost paid by M-Net to * as referred to in clause 6.7.1.

         6.7. All Per Subscriber Fees payable by MultiChoice to M-Net pursuant to the provisions of this Agreement:

                  6.7.1. which relate to the distribution of the MNET Analogue channel in South Africa and MultiChoice Ku and C Bouquets will be payable in South African Rand monthly in arrears within 15 (fifteen) days of the last day of each Accounting Period applying (where applicable) the US Dollar/South African Rand exchange rates (as published by the Standard Bank of South Africa from time to time) applicable on the last day of the Accounting Period, in respect of which payment is due; and

                  6.7.2. which relate to the analogue distribution of the Channels in South Africa will be payable in South African Rand monthly in arrears within 15 (fifteen) days of the last day of each Accounting Period;

                  6.7.3. which relate to any of the Channels transmitted in analogue format or by terrestrial means outside of South Africa will be payable in South African Rand annually in arrears within 15 (fifteen) days after 31 March in respect of the preceding 12 (twelve) Accounting Periods of the Term (pro rated where applicable), calculated on a monthly basis for each Accounting Period comprising the relevant year with reference to the average US Dollar/South African Rand exchange rate over the Accounting Period to which such payment relates, as published from time to time by the Standard Bank of South Africa Limited.

         6.8. With effect from the Start Date, MultiChoice shall deliver to M-Net a statement (i)

                  (ii) subject to the consent of M-Net which shall not be unreasonably withheld or delayed, such other date as MultiChoice may advise from time to time but which will be no later than fifteen (15) days after the end of each Accounting Period, MultiChoice shall deliver to M-Net a report relating to that Accounting Period recording in detail the information set out in Schedule 4 and such report shall be certified as accurate in all respects by the MultiChoice Chief Executive or Chief Financial Officer or such other person who may be appointed by either of the aforementioned.

         6.9. Following receipt of the report referred to in clause 6.9, M-Net shall deliver to MultiChoice an invoice showing the Per Subscriber Fees due by MultiChoice to M-Net and MultiChoice shall pay such invoice in full in accordance with clauses 6.1 and 6.8 above.

         6.10. Any payment made by either Party in terms of this Agreement shall, except in the case of fraud or manifest error or, in the case of payment by MultiChoice to M-Net where M-Net's records are subject to an audit by a supplier of programming to M-Net, be deemed to be accurate and complete if neither Party has disputed the accuracy of completeness of such payment by notice to the other within 12 (twelve) months from the date of receipt by the relevant Party of such payment.

         6.11. Notwithstanding any inability to obtain exchange control approvals from any country in the Territory to remit Per Subscriber Fees to South Africa, MultiChoice shall make payment of all such Per Subscriber Fees to M-Net in South Africa in accordance with this Agreement.

         6.12. Neither Party shall be entitled to apply set off in respect of any fees or charges due in terms of this Agreement or related agreements.

         6.13. MultiChoice and/or its Affiliates shall be liable for all bad debts arising out of failure to collect such subscription fees.

         6.14. It is recorded that the portion of the per Subscriber charge which is reflected in this

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

                  Agreement as a Per Subscriber Fee is collected by MultiChoice acting as an agent for M-Net. Accordingly, MultiChoice in consideration for the grant of the rights set out in clause 4 acts as M-Net's agent in the collection and payment to M-Net of Per Subscriber Fees which are payable by MultiChoice to M-Net in terms of this Agreement.

         6.15. Subject to the provisions of clause 31.2 and provided that there will be no additional fees or costs of whatsoever kind payable under this Agreement as a result of the following assignment, M-Net may, upon not less than one month's notice in writing to MultiChoice, assign all of its rights, in relation to SS only, to receive payment in terms of this clause 6, to SuperSport. On receipt of such notice, MultiChoice shall thereafter be obliged to effect payment of any Per Subscriber Fees payable hereunder in respect of the rights so assigned, directly to SS (or at the request of M-Net to M-Net as agent for SS). Such payment shall be on full discharge of MultiChoice's obligations to in respect of all rights granted in terms of this Agreement.

7.       RECORDS AND AUDIT

         7.1. Notwithstanding the certification of the monthly reports contemplated in 6.9, MultiChoice shall supply to M-Net within 120 (one hundred and twenty) days of each anniversary of the Effective Date, or in the case of termination of this Agreement for whatever reason, within 120 (one hundred and twenty) days of the date of termination, a statement certified by the duly appointed auditors of MultiChoice certifying the completeness and accuracy of all information contained in all of the reports and statements supplied by MultiChoice to M-Net in respect of the preceding year or aforesaid portion as the case may be.

         7.2. MultiChoice shall keep, or cause to be kept, and shall maintain for a period of 5 years, complete, detailed and accurate records and books of account in respect of its subscriber base including, but not limited to, the number of Subscribers in each Accounting Period and of all payments effected under this agreement, and such records shall contain all information which may be required for the determination and verification of all Per Subscriber Fees paid or payable under this Agreement and of all information required for the purposes of the reports contemplated in 6.9.

         7.3.

                  7.3.1. During this Agreement and subject to clause 8.1, M-Net shall be entitled to examine or audit the books and/or records contemplated in clause 7.2 and take copies and extracts therefrom during normal business hours upon not less than 5 (five) days prior written notice, provided that such inspection or audit shall take place not more frequently than once in any 12 (twelve) month period except if a material discrepancy is found in which case M-Net shall have the right to make two further such inspections within the same twelve month period.

                  7.3.2. MultiChoice shall permit independent auditors and/or representatives appointed by any supplier of programming to M-Net to examine, inspect or audit the books and records contemplated in 7.2 in accordance with the provisions contained in 7.3.1; provided that such independent auditors and/or representatives are appointed solely on the basis that they convey the results (rather than any documents supporting the results) of any audit report to the programme supplier concerned.

         7.4. If any inspection or audit carried out by or on behalf of M-Net pursuant to clause 7.3 reveals that MultiChoice has under-reported the amount payable to M-Net, then, notwithstanding clause 6.11, MultiChoice shall make immediate payment to M-Net of the amount due and owing. If any inspection or audit reveals that MultiChoice has over-reported the amount payable to M-Net, then, notwithstanding clause 6.11, M-Net shall immediately raise a credit note for the appropriate refund to MultiChoice save where M-Net has paid programme suppliers based on inaccurate figures and is unable to obtain refunds from such suppliers, notwithstanding all reasonable efforts being made by M-Net to do so, in which event the amount to be refunded to MultiChoice shall be reduced accordingly.

         7.5. All costs of auditing, excluding costs incurred by MultiChoice pursuant to clause 7.1, shall be borne by M-Net unless any report or information submitted to M-Net by

                  MultiChoice is found to be materially inaccurate, in which case the costs shall be borne by MultiChoice. For the purposes of this clause 7.5 a report or any information which differs in respect of any figure from the correct figure by more than 5% shall be deemed to be materially inaccurate.

         7.6. Should M-Net incur any liability to pay any interest, fine or penalty to third parties as a direct result of incorrect, inaccurate, incomplete or late reporting by MultiChoice, MultiChoice shall indemnify M-Net to the full extent of the amount of such interest, fine or penalty actually paid by M-Net.

8.       PROPRIETARY AND INTELLECTUAL PROPERTY RIGHTS

         8.1. M-Net acknowledges that all proprietary and intellectual property rights (specifically including MultiChoice's confidential Subscriber data base) arising from the conduct by MultiChoice of its business shall, as between M-Net and MultiChoice vest exclusively in MultiChoice.

         8.2. M-Net shall, with MultiChoice's prior written consent, which consent MultiChoice shall not be entitled unreasonably to withhold or delay, be furnished by MultiChoice with the identities and addresses of all Subscribers for the sole purpose of conducting market research and/or relationship direct marketing during the term of this Agreement (as specified in Schedule 5 to this Agreement or as determined otherwise by agreement between the Parties); provided that, subject to clause 8.3, MultiChoice shall not otherwise be obliged to disclose to M-Net the identity and addresses of Subscribers in any circumstances whatsoever.

         8.3. MultiChoice shall, as soon as its systems enable it to do so, (which MultiChoice will use all reasonable endeavours to expedite) provide M-Net within 48 hours after the last day of each 3 month period of this Agreement (i.e. on a quarterly basis) with a list of the names and addresses of all MUD Subscribers, Commercial Subscribers and the number of MUD Units and Hotel Rooms, respectively, (where applicable) within the premises operated by each MUD and Commercial Subscriber, for each country comprising the Territory. M-Net will be entitled to provide the information contemplated in this clause 8.3 to any supplier of programming to M-Net.

         8.4. In each case, M-Net shall treat such identity and addresses of subscribers as confidential and shall not utilise or disclose any such names and addresses to any person for any purposes other than as set out in 8.2 above or, in the case of information supplied pursuant to 8.3, for the purposes of disclosing such information to its programme suppliers. The obligations described in this sub-clause shall be regarded as material obligations of M-Net. Upon termination of this Agreement other than by reason of default by M-Net, MultiChoice shall undertake one mailshot to all Subscribers to the Channels on behalf of M-Net, subject to MultiChoice approving the content and wording of the mailshot (such approval not to be unreasonably withheld) and M-Net shall, for the avoidance of doubt, be entitled to include in the mailshot its address and telephone number to enable Subscribers to contact M-Net.

9.       DELIVERY AND TRANSMISSION OF CHANNELS

         9.1. M-Net shall, with effect from the Effective Date, at its own cost and in accordance with the signal quality specifications set out in Schedule 6 hereto deliver the Channels' Signals to the MultiChoice Satellite uplink facility which is situated at 75 Republic Road, Randburg, South Africa (the "Facility"). MultiChoice may elect to change the location of the Facility in which event M-Net shall deliver the Channels' Signals to such new location; provided that all additional costs necessarily incurred by M-Net as a result of such change of location shall be for the account of MultiChoice and shall be payable by MultiChoice to M-Net on demand.

         9.2. M-Net shall ensure that the quality of the Channels' Signals as delivered in accordance with this Agreement is sufficient at all times to ensure that if they are properly transmitted by MultiChoice by means of the Satellite and (if applicable) by rebroadcast systems, all Subscribers with properly functioning Decoders will be able to receive a clear broadcast quality signal for the Channels, without interruption or interference.

         9.3. If Delivery Failure is anticipated or occurs, M-Net shall notify MultiChoice as soon as practicable and M-Net shall take all reasonably possible steps to prevent and/or rectify Delivery Failure.

         9.4. The Channels' Signals shall, upon being received at the Facility, be transmitted by MultiChoice or its Affiliates, on:

                  9.4.1. such terrestrial and rebroadcast transmission networks as may be required to ensure reception of the Channels as provided hereunder by Non-DTH Subscribers as part of existing television programming packages offered as at the date hereof by MultiChoice in the Territory in accordance with
                           Schedule 7 hereto; and

                  9.4.2. the Satellite on both Ku and C Band transponders as part of the MultiChoice Bouquets to be offered by MultiChoice in the Territory in accordance with the Ku and C band coverage areas reflected in Schedule 8 hereto; and

                  9.4.3. such other terrestrial and/or rebroadcast transmission networks or other non-DTH transmission networks as may be required to deliver any of the Channels to non direct to home Subscribers who subscribe to any of the Channels as a result of such Channels' inclusion in non-DTH MultiChoice television channel(s) bouquet(s) which is/are developed in the Territory after the Effective Date.

         9.5.

                  9.5.1. MultiChoice shall, in respect of the transmission of the Channels' Signals on the Satellite, ensure that:

                           9.5.1.1. the Channels' Signals are of a clear
                                    broadcast quality; and

                           9.5.1.2. the Channels' Signals comply with the
                                    technical criteria set out in CCIR601
                                    (rating 4);

                           9.5.1.3. comparable bit rates will be used for
                                    comparable television channels on the
                                    MultiChoice Bouquets; and

                           9.5.1.4. the minimum bit rate used for the Channels
                                    when employing statistical multiplexing
                                    technology will not be less than the bit rate used for comparable channels and may be more than that bit rate, subject always to availability and cost;

                  9.5.2. MultiChoice shall, in respect of the transmission of the Channels' Signals on any terrestrial and rebroadcast transmission network, ensure that the Channels' Signals are of a clear broadcast quality equivalent to any Free TV system within the relevant country and comply with the specifications and service levels set out in Schedule 9.

         9.6. M-Net shall at any stage during this Agreement be entitled to appoint an independent technical representative to ensure compliance with the provisions of clause 9.5 and MultiChoice shall, in such instance, grant all reasonable access to all relevant transmission facilities.

         9.7. If Transmission Failure is anticipated or occurs, MultiChoice shall notify M-Net as soon as practicable and MultiChoice shall take all reasonably possible steps to prevent and/or rectify Transmission Failures.

         9.8. In consideration of the transmission of the Channels' Signals by MultiChoice via the Satellite in terms of this clause 9, M-Net shall throughout the Term pay to MultiChoice, in respect of each Accounting Period, Transponder Costs of an amount equal to the monthly transponder, uplink, staff, overhead and related operational costs of transmission of the Channels on the Satellite (such Transponder costs being calculated pro rata with reference to that proportion of transponder capacity being used by the Channels when compared to the total amount of transponder capacity being used by all channels on the MultiChoice Bouquets). For the avoidance of

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

                  doubt nothing in this clause 9.8 shall be construed as requiring M-Net to pay any costs associated with dormant transponder capacity not used for transmission of the MultiChoice Bouquets.

         9.9. MultiChoice, in recognition of the fact that M-Net pays the Transponder Costs in accordance with 9.8, undertakes that, if sufficient satellite transponder capacity is not available to transmit all of the channels comprising the Basic Tier and the Premium Tier and the A la Carte Channels or the MultiChoice Bouquet, then MultiChoice will in utilising such transponder capacity as may be available to MultiChoice treat the Channels in the same manner as MultiChoice treats any other channels which are supplied by a programme supplier who pays fees in respect of transponder capacity and the Channels will be given preference over any channel in respect of which transponder costs are not paid by the programme supplier.

10.      TIERING

         10.1. MultiChoice undertakes that the Channels shall be transmitted and packaged as premium channels in the MultiChoice Bouquets throughout the Term, and shall be included in the Premium Tier from the date upon which MultiChoice tiers the MultiChoice Bouquet. In addition, MultiChoice further undertakes that the Channels shall be marketed as premium channels on non direct-to-home Pay TV Systems in South Africa, Lesotho, Botswana, Namibia, Nigeria, Ghana, Kenya, Uganda, Tanzania and Zambia in accordance with Schedule 7 hereto. The Channels shall continue to be transmitted in this manner on such non direct to home pay TV systems during the Term provided that MultiChoice or its Affiliates are able to maintain the necessary broadcast licences and such other permissions as may be required and provided further that MultiChoice is able to continue providing subscriber management services in these countries on a basis that is commercially viable; provided further that:

                  10.1.1. in those countries set out Schedule 7 where MultiChoice has the rights to transmit a television channel on one frequency only, the frequency shall be used for either MNA or MND, or subject to M-Net's consent, SS, depending

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

                           on whether the rights acquired by M-Net in respect of the relevant channel cover the relevant country;

                  10.1.2. in those countries set out in Schedule 7 where MultiChoice has the rights to transmit television channels on 2 frequencies only, MultiChoice shall distribute in accordance with 10.1.1, one of the Channels contemplated in that clause on the first frequency and shall distribute any other Channel on the second frequency;

         10.2. It is recorded that the tiering structure and/or channel/programming content of the MultiChoice C Bouquet may be different to that of the MultiChoice Ku Bouquet, and in addition, the tiering structure and/or the channel/programming content of the MultiChoice Bouquets may differ from country to country and/or area to area within the Territory.

         10.3. The Channels shall also be included, whenever this is deemed desirable by MultiChoice acting in accordance with the criteria and requirements referred to hereunder, as part of any non direct to home Pay TV Systems set up after the Effective Date in countries forming part of the Territory where such Pay TV Systems are managed by MultiChoice or an Affiliate. The criteria and requirements which MultiChoice shall adhere to in this regard are as follows:

                  10.3.1. in countries forming part of the Territory where MultiChoice has rights to transmit a television channel on either one or two frequencies, M-Net may nominate its preferred Channel or Channels, as the case may be, for such transmission and MultiChoice shall consult with M-Net prior to the finalisation of MultiChoice's decision concerning such transmission, taking into account the needs of the Territory.

                  10.3.2. M-Net shall be entitled to attend all meetings and/or negotiations between MultiChoice, its Affiliates and any local Pay TV Systems operator in any part of the Territory called by MultiChoice for the specific purpose of discussing the proposed inclusion or exclusion of any of the Channels in or from such non direct to home Pay TV Systems and MultiChoice shall give

                           M-Net reasonable and timely notice of all such meetings.

         10.4. For the avoidance of doubt MultiChoice shall only be entitled to supply Communal Subscribers with the SS Channel and no other Channel shall be supplied to any Communal Subscriber.

         10.5. MultiChoice shall not knowingly cause, allow or permit any Channel or any part thereof other than SS to be exhibited in any common area in a non-residential establishment.

         10.6. MultiChoice shall not be entitled to charge Subscribers any specific subscription fee for the right to receive the MMD or MMA channels. In addition, MMD may only be distributed by MultiChoice to Subscribers who have the right to receive MND (and MMA to subscribers who have the right to receive MNA).

         10.7. For the avoidance of doubt, the Parties record that MultiChoice shall only distribute the relevant Channels in the appropriate countries as set out in Schedule 7.

         10.8. Subject to the provisions of this Agreement, MultiChoice shall have the right to charge such Viewing Card connection fee and/or such other subscription charges as MultiChoice may determine in its discretion.

11.      ENCRYPTION AND DISTRIBUTION OF THE CHANNELS

         11.1. During this Agreement, MultiChoice shall -

                  11.1.1. Encrypt the Channels' Signals before transmitting the Channels' Signals from the Facility and shall ensure that, subject to clause 14, the Channels' Signals are Encrypted when transmitted into the Territory by the Satellite;

                  11.1.2. procure the transmission of the Channels' Signals (together with all over-the-air addressing information) from the Facility to the Territory by means of the Satellite;

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

                  11.1.3. conclude, in its name or through its nominees, agents or Affiliates, subscription agreements with Subscribers and potential subscribers, which agreements confer upon Subscribers the right to receive and decrypt the Channels' Signals and to view, inter alia, the Channels in unencrypted format, on such terms (including the price to such Subscribers) as MultiChoice may determine, subject to the provisions of this Agreement; and

                  11.1.4. procure that each Subscriber is in possession of such enabled Viewing Card as may be necessary to receive and decrypt the Channels' Signals.

                  11.1.5. at all times ensure that Subscribers pay for their right to receive the Channels save as provided elsewhere in this Agreement;

                  11.1.6. shall in no circumstances whatsoever enable any Decoder in any area for which an admission fee is charged other than a Decoder operated by a Communal Subscriber and then solely in respect of the SS Channel (in conjunction with the Supersport Package);

                  11.1.7. shall not knowingly enable any Decoder to receive the Channels outside the Territory nor shall MultiChoice promote the Channels outside the Territories.

         11.2. MultiChoice warrants that MultiChoice shall at all times (save for the MND Open Time window) encrypt the Channels using the Irdeto technology or such other form of substituted encryption technology as may be determined by MultiChoice and approved by M-Net provided that such approval shall not be unreasonably delayed or withheld.

         11.3. MultiChoice shall notify M-Net as soon as is practicable but, in any event, at least 60 (sixty) days prior to any proposed material change to any of its encryption systems or devices.

         11.4. M-Net and any programme supplier with whom M-Net concludes any agreement

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

                  shall be entitled on reasonable notice to MultiChoice to inspect the premises of MultiChoice, and/or its Affiliates, for the purposes of ascertaining the safety and security measures implemented by MultiChoice and/or its Affiliates pursuant to this Agreement. However, neither M-Net nor any programme supplier shall be entitled to have access to any confidential information which is proprietary to MultiChoice save that an appropriately qualified third party nominated by M-Net or the relevant programme supplier, as the case may be, will be permitted to verify the information requested without divulging to M-Net or the relevant programme supplier the confidential information itself, provided that third party has signed MultiChoice's standard confidentiality agreement.

         11.5. MultiChoice shall ensure that all decoders are correctly enabled and tiered to receive the channels and hereby indemnifies M-Net against any damages, liabilities, fines or penalties sustained or incurred by M-Net arising out of or connected to a breach of this clause 11.5 by MultiChoice.

         11.6. MultiChoice shall immediately notify M-Net of any Piracy of which it becomes aware and shall, together with M-Net, determine the steps which should be taken, such as the upgrading of decoders and/or other anti-piracy campaigns in order to cause such Piracy to cease and shall keep M-Net fully informed of the implementation of such steps; provided that if the Parties are not able to agree on the steps which should be taken then this matter shall be determined in accordance with clause 27. If M-Net incurs or suffers expenses, damages, losses, penalties or fines as a result of Piracy which was known to MultiChoice but not notified by MultiChoice to M-Net then MultiChoice shall indemnify M-Net and hold it harmless from and against all such expenses, damages, losses, penalties or fines.

         11.7. MultiChoice shall, if it becomes aware that Piracy is occurring pursuant to a breach of the encryption technology contemplated in clause 11.2, exercise all rights which it has or may have against Irdeto BV ("Irdeto") whether at common law or in terms of the agreement between MultiChoice and Irdeto relating to the use of the Irdeto Technology in order to procure the termination of the Piracy within the shortest time which is reasonably possible.

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

12.      SMS

         During this Agreement MultiChoice shall provide SMS in respect of the Channels, such SMS to consist, inter alia, of the following:

         12.1. maintaining a current computerised subscriber database capable of recording sufficient details of each Subscriber, including records of the status of Subscribers;

         12.2. administering the subscriptions of Subscribers by producing and (when required) distributing in the Territory contracts for new Subscribers and setting up and maintaining an infrastructure whereby the subscription contracts are collected, returned and recorded;

         12.3. procuring the distribution, sale, maintenance and repair of Decoders in the Territory;

         12.4. obtaining and distributing Viewing Cards to Subscribers (if applicable) and issuing replacement Viewing Cards from time to time as MultiChoice may deem appropriate;

         12.5. enabling new Subscribers and disenabling defaulting Subscribers or those wishing to cancel their subscriptions, via the conditional access over-the-air addressing system;

         12.6. administering the upgrades and downgrades for Subscribers who request a variation in their chosen programme package;

         12.7. handling the despatch of invoices in respect of the collection of subscription monies payable by subscribers or administering payments in respect thereof;

         12.8. receive and respond promptly to all enquiries from the public and subscribers within the Territory concerning the Channels and, in particular establish and maintain telephonic customer help and support lines and customer service centres within each country in which the Channels are broadcast by means of non direct to home pay TV Systems;

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

         12.9. timeously communicating all changes in the scheduling or programming of the Channels which are notified by M-Net to MultiChoice to the customer service centres contemplated in 12.8;

         12.10. supplying M-Net in November of each year with MultiChoice's projections for subscriber growth for the forthcoming financial year.

13.      ADVERTISING

         13.1. All advertising revenue from the flighting of advertisements on the Channels shall be for M-Net's sole benefit.

         13.2. It is recorded that a separate agreement has been reached between the Parties regarding the allocation of time, inter alia, for Promotional Advertisements on the Channels and channel-specific and event-specific promotions on other channels in the applicable MultiChoice Bouquet.

         13.3. In respect of MND and CSN collectively, M-Net will provide MultiChoice, free of charge, with airtime with a reach of 150 audience rating points ("ARs") per month for the sole purpose of screening Promotional Advertisements. MultiChoice shall be entitled, in respect of those Promotional Advertisements utilising the ARs, to incorporate any promotional materials promoting the MultiChoice Bouquets, including materials that are channel specific. With respect to promotional materials that are programme specific, MultiChoice shall be required to obtain M-Net's consent before proceeding.

         13.4. The Promotional Advertisements referred to in clause 13.2 above shall be booked in accordance with guidelines to be agreed between the Parties from time to time.

         13.5. The air time provided for Promotional Advertisements on the Channels or on the MultiChoice Bouquets, if not used in an Accounting Period will not be transferable to

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

                  any subsequent Accounting Period.

         13.6. The scheduling of the promotional slots shall be at M-Net's discretion, provided that:

                  13.6.1. M-Net shall consult with MultiChoice from time to time regarding such scheduling; and

                  13.6.2. the scheduling shall be based on a regular pattern to be agreed between the Parties from time to time.

14.      OPEN TIME

         14.1. Notwithstanding MultiChoice's obligations to encrypt the Channels, M-Net shall, in its sole discretion, but after consultation with MultiChoice determine from time to time periods of Open Time during which the MND channel shall be transmitted in an unencrypted format and shall notify MultiChoice of such periods. Subsequent to the implementation of tiered broadcasting by MultiChoice, MultiChoice shall, during such periods, transmit the MND Channel in an unencrypted format to all Subscribers within the Ku-band footprint of the Satellite and to all other Persons within such footprint in possession of a Decoder.

         14.2. The Parties record that, until determined otherwise by M-Net in accordance with clause 14.1, the periods of Open Time will be 17:00 to 19:00 (CAT) each day of the week.

15.      PROGRAMMING

         15.1. The programmes comprising the Channels will be determined by M-Net in its sole discretion and in accordance with the terms of this Agreement. All copyright to the Channels' Signals and the broadcasts in respect of the Channels shall remain vested in M-Net.

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

         15.2. M-Net will ensure that the content (including advertising) of the Channels complies with the applicable laws, regulatory codes, orders and directions issued from time to time by any competent regulatory authority in South Africa, and M-Net shall use its reasonable endeavours to do the same with regard to any other countries in which the Channels are exhibited from time to time by way of terrestrial non direct to home distribution systems ("non DTH countries").

         15.3. If M-Net becomes aware of the fact that the content of the Channels does not comply with applicable laws and regulations in any such non DTH countries, it shall advise MultiChoice of such fact as soon as practicable and the Parties undertake to meet and to negotiate, in good faith, with a view to agreeing the action which should be taken in respect of such country; provided that if the Parties are unable to reach agreement then MultiChoice shall be entitled, in respect of the relevant non DTH country to terminate the distribution of the relevant Channel in such non DTH country via the relevant non direct to home network but shall not be entitled to withdraw the country from the Territory and shall, further, not be entitled to black out any Channel (or part thereof) in respect of which such advice has been received and action has not been agreed.

         15.4. MultiChoice recognises that it will be difficult for M-Net to keep abreast of all censorship laws, rules, regulatory codes, orders and directions applicable throughout the Territory. MultiChoice will be obliged to pass on information relating to such censorship laws, rules, regulatory codes, orders and directions which are reasonably likely to be relevant to the Channels and which are applicable in the Territory, that MultiChoice may come across in the course of its business activities in the Territory. However, nothing in this clause
                  15.4 shall be construed as obliging MultiChoice to familiarise itself with all such laws, rules, regulatory codes, orders and directions, that may be applicable in the Territory.

         15.5. M-Net shall not be liable to MultiChoice and/or to any Affiliate for any breach of laws, rules, regulatory codes, orders, directions or regulations arising from the exhibition by MultiChoice of the Channels in the Territory or in any country forming exhibition by MultiChoice of the Channels in the Territory or in any country forming part of the Territory in circumstances where M-Net is unable to comply with or to ascertain the laws, rules, regulatory codes, orders, directions or regulations of the relevant country forming part of the Territory and has given MultiChoice 30 days prior written notice in writing that it is unable to do so.

         15.6. Notwithstanding the provisions of 15.1 and the obligation placed on M-Net to obtain Clearances in respect of the programming which is included in the Channels, the obtaining of clearances by M-Net in respect of all rights concerning all music which is included in the Channels ("Music Rights") shall be dealt with in accordance with this clause. M-Net shall use reasonable endeavours to procure the clearance of all Music Rights in respect of the Territory. The Parties record that the obtaining of clearances in respect of Music Rights may necessitate the payment, in those countries within the Territory in which the Channels are distributed via a non direct to home distribution system, to Music Rights collection agencies or other organisations within such countries. M-Net shall use its reasonable endeavours to negotiate with and effect payment to such agencies or organisations and MultiChoice shall offer its advice and assistance to M-Net to facilitate such negotiations. If, notwithstanding M-Net's reasonable endeavours, M-Net is unable to clear the necessary Music Rights in respect of any country on commercially viable terms then M-Net shall inform MultiChoice in writing of the nature of the rights which M-Net has been unable to clear and the reasons for such failure. *

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

         15.7. MultiChoice shall not, without the consent of M-Net, in any way add to, alter or delete any part of the programming comprising the Channels (other than as provided for in this Agreement) and shall ensure that the Channel Signals are distributed contemporaneously and on an uninterrupted basis at all times except for encryption or by agreement.

         15.8. MultiChoice undertakes to use its reasonable endeavours to protect the copyright of authors of the works exhibited pursuant to this agreement and the copyright of M-Net of any broadcast of the Channels. Should MultiChoice become aware of any third party infringing the rights of M-Net or the rights of copyright holders of works exhibited as part of the Channels, pursuant to the exhibition of the Channels, MultiChoice will promptly inform M-Net of all the circumstances of the infringement within MultiChoice's knowledge at the time. Should M-Net decide to take legal or other action of any kind against any such party, MultiChoice shall assist M-Net in every reasonable way requested by M-Net in pursuing any such action. Each Party shall, however, bear its own costs arising out of or pursuant to such action, unless otherwise agreed between the Parties. It is recorded that M-Net has obligations similar to the aforegoing obligations in its agreements with its programme suppliers.

         15.9. Should MultiChoice decide to take legal or other action of any kind against any Party alleged to be infringing the rights of M-Net in relation to any material provided by M-Net, MultiChoice shall first seek and obtain the written consent of M-Net to such action and further shall keep M-Net fully informed of the progress of such action. M-Net shall be obliged to assist MultiChoice in every reasonable way requested by MultiChoice in pursuing such action. Each Party shall however bear its own costs arising out of or pursuant to such action, unless otherwise agreed between the Parties.

16.      MARKETING

         16.1. MultiChoice shall promote and market the Channels to Pay TV Viewers in the Territory and shall conduct marketing and promotion activities with a view to maximising the number of Subscribers to the Channels. The nature of such activities shall, subject to the provisions of this Agreement, be in the absolute discretion of MultiChoice. The marketing and promotion shall be of a high standard and shall not reflect adversely upon the Channels or M-Net or any programme supplier contracted as such by M-Net.

         16.2. The Parties shall develop guidelines for the preparation, production, distribution and otherwise of all promotional and marketing material which relates or is connected in any way to the Channels ("the Guidelines"). MultiChoice undertakes that all marketing and promotional material which in any way refers or relates to the Channels will comply with such Guidelines.

         16.3. If M-Net undertakes any promotion of the Channels, then it shall ensure that -

                  16.3.1. all promotional materials are prepared and distributed in accordance with the Guidelines;

                  16.3.2. any such materials do not in any way reflect adversely on MultiChoice or imply that any programme service in the MultiChoice Bouquet (other than the Channels or any other programme service owned by M-Net) is owned, operated or controlled by it.

         16.4. M-Net shall provide to MultiChoice, at M-Net's cost, monthly listings of the programme schedules for the Channels, which shall, whenever possible, be provided at least ninety (90) days before the start of the calendar month in which such programmes are to be transmitted and which shall be provided in such format as MultiChoice may reasonably require from time to time. Such listings shall be as accurate as possible and M-Net shall notify MultiChoice promptly upon any change being made thereto and MultiChoice shall, in turn, employ all reasonable endeavours to make such changes in all promotional, advertising and marketing materials and also to reflect such changes in the electronic programming guide. MultiChoice may use such information in any printed or electronic media in order to market and promote the Channels.

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

         16.5. MultiChoice acknowledges that the Marks belong solely and exclusively either to M-Net or the Relevant Owner. M-Net hereby grants to MultiChoice (or where the Relevant Owner is not M-Net, M-Net will use its reasonable endeavours to procure that the Relevant Owner grants to MultiChoice) a licence to use the Marks during the Agreement (free of charge to MultiChoice) in all media for the sole purpose of advertising and marketing the MultiChoice Bouquets and/or the Channels, such licence to be restricted to the non-commercial usage of such Marks and to terminate automatically if this Agreement terminates. MultiChoice's use of the Marks shall be in accordance with the Guidelines. All goodwill in the Marks shall automatically vest in M-Net or the Relevant Owner, as appropriate. MultiChoice shall at its own cost promptly make available to M-Net, at its reasonable request, copies of any promotional advertising material created or disseminated by MultiChoice which mentions or uses any of the Marks.

         16.6. M-Net acknowledges that the MultiChoice Marks belong solely and exclusively either to MultiChoice or to Affiliates of MultiChoice. MultiChoice hereby grants to M-Net a licence to use the MultiChoice Marks during this Agreement (free of charge to M-Net) in all media for the sole purpose of advertising and marketing the MultiChoice Bouquets and/or the Channels, such licence to be restricted to the non-commercial usage of such marks and to terminate automatically if this Agreement terminates. M-Net's use of the MultiChoice Marks shall be in accordance with the Guidelines. All goodwill in the MultiChoice Marks shall automatically vest in MultiChoice or the Relevant Owner, as appropriate. M-Net shall at its own cost promptly make available to MultiChoice, at its reasonable request, copies of any promotional advertising material created or disseminated by M-Net which mentions or uses any of the MultiChoice Marks.

         16.7. M-Net will provide MultiChoice with such research results from image tracking and disconnect, quantitative and qualitative studies (unless, in the case of particular quantitative and/or qualitative studies, M-Net determines that these are of sufficient strategic importance to be damaging if provided to MultiChoice) as may be necessary and useful for MultiChoice to position, market and sell the Channels and to enhance the service which MultiChoice offers to Subscribers. In return MultiChoice shall provide M-Net with access to the market research which is carried out by MultiChoice concerning the Channels and the MultiChoice Bouquets, and MultiChoice shall provide regular reports to M-Net concerning MultiChoice's GAP survey results. M-Net may, in addition, request MultiChoice to include certain incremental supplementary market research relating to the Channels as part of the ongoing MultiChoice market research to which M-Net has access pursuant to this clause and such incremental research will be conducted by MultiChoice but at M-Net's incremental cost. Each Party will make research results and reports available to the other within 21 days of such results or reports becoming available to the Party commissioning the relevant research.

         16.8. M-Net will make available to MultiChoice, free of charge on a monthly basis, a variety of materials, including in tape format, promoting the Channels, insofar as the rights granted to M-Net by its licensors permit it to do so.

         16.9. Each Party will be entitled to preview promotional materials produced by the other for the purposes of ascertaining factual accuracy prior to the production of such promotional materials and each Party shall comply with any reasonable instructions issued by the other concerning the rectification of factual errors. MultiChoice shall, in addition, be obliged: (1) to obtain M-Net's approval to access M-Net's tape library for the purposes of obtaining and using recorded extracts from, or relating to, the Channels for promotional purposes; and (2) to clear with M-Net, at the conceptual stage, all promotional and marketing material pertaining to the Channels and/or MultiChoice Bouquet, whether for broadcast or other distribution, where such material will incorporate material owned by M-Net or which M-Net has obtained from its programme suppliers. M-Net shall not unreasonably withhold or delay its approval (which shall be deemed to be given if M-Net has not responded within one working day save in exceptional circumstances where M-Net has indicated that the approval will take longer).

         16.10. MultiChoice shall promptly inform M-Net in the event that MultiChoice becomes aware that a significant decrease in the availability of Decoders in the Territory has occurred or is likely to occur.

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

17.      ANALOGUE PROGRAMME GUIDE

         17.1. MultiChoice shall be responsible, at its cost and expense, subject to clauses 17.3 and 17.4, for compiling a monthly television guide magazine (the "Analogue Guide") including a separate programme guide section of at least 10 pages in length setting out details of the programming comprising the Channels, for distribution to analogue Subscriber in the Territory. The Analogue Guide shall include information to be supplied to MultiChoice by M-Net in digital data format concerning the programmes on the Channels during the month to which the relevant edition of the Analogue Guide relates. Editorial control of the Analogue Guide shall vest in MultiChoice, subject to due consultation with M-Net; provided that all pages allocated to M-Net pursuant to clause 17.2 shall be subject to M-Net's approval and shall be submitted to M-Net in electronic final proof form prior to the reproduction of the magazine and the guide to which such pages relate. In addition, the clearance procedure contemplated in clause 16.9 shall apply in respect of all visual material which is included in the guide which is proprietary to M-Net or to any programme supplier contracted as such by M-Net.

         17.2. It is recorded that M-Net is currently allocated 30 (thirty) pages in respect of the Analogue Guide and the Digital Guide (as defined hereafter) at the MultiChoice programme guide per page rate card less a 30% (thirty percent) discount with no Oracle or other commissions applied. M-Net shall continue to be obliged to take up and pay for the aforementioned pages allocated to it.

         17.3. M-Net shall be entitled to purchase such additional insert and advertising pages in the Analogue and Digital Guides from MultiChoice as MultiChoice may determine in its discretion at the price rate referred to in clause 17.2 and M-Net shall be entitled to sell such pages to any Person and retain the whole of the proceeds of such sales. No such sales shall be concluded by M-Net without MultiChoice's prior written confirmation (which shall not be unreasonably delayed or withheld) of the availability of such inserts or pages and the prices applicable thereto.

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         17.4.    One Analogue Guide per month shall be mailed by MultiChoice to each analogue Subscriber to the Channels at MultiChoice's cost save that M-Net shall bear any additional mailing costs in respect of any additional pages requested by it in terms of clause 17.3. MultiChoice shall also provide M-Net with such additional programme guides as M-Net may order from MultiChoice and MultiChoice shall be entitled to charge M-Net for such programme guides at a rate agreed upon between the Parties.

         17.5. Sales of pages of advertising and inserts in the Analogue Guide will be effected by M-Net or its nominee who will bear all the cost of the sales but retain 20% of the net proceeds of the sales of advertising and inserts as a commission or such other amount as may be agreed by the Parties from time to time.

         17.6. All costs associated with the production of the magazine and programme Analogue Digital Guide, including but not limited to printing, distribution and mailing, shall be borne by MultiChoice save for those costs which are borne by M-Net at present in accordance with the usual course of business between the Parties, such as, for example, certain charges relating to transparencies, duplication, picture scanning, photography and database subscribers (M-Lib) which shall continue to be borne by M-Net.

         17.7. MultiChoice shall allocate to M-Net at least 8 cover pages of the Analogue Guide, at no extra cost, and M-Net shall be entitled in its sole discretion to determine the topics which will comprise such cover pages, save that the purpose of such cover pages will be the promotion of all or any of the Channels.

18.      DIGITAL PROGRAMME GUIDE

         18.1. MultiChoice may, at its sole discretion, compile television guide magazines (the "Digital Guides") for distribution to digital Subscribers. MultiChoice shall include in each of the Digital Guides a selection of highlights from the listings schedules for the Channels, as well as inclusion in the listing of programme titles in the central section of the Digital Guides, for as long as MultiChoice, in its sole discretion,

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

                  continues to produce the Digital Guides. Editorial control of the Digital Guides shall vest solely in MultiChoice, subject to due consultation with M-Net; provided that all pages allocated to M-Net pursuant to clause 18.2, if produced by MultiChoice, shall be subject to M-Net's written approval and shall be submitted to M-Net in final proof form prior to the printing of the magazine and guide to which such pages relate. In addition, the clearance procedure contemplated in clause
                  16.9 shall apply in respect of all visual material which is included in the guide which is proprietary to M-Net or any programme supplier contracted as such by M-Net.

         18.2. MultiChoice shall mail one Digital Guide per month to each applicable Subscriber to the Channels at MultiChoice's cost save that the mailing costs of any pages purchased by M-Net in terms of clause 17.3 shall be borne by M-Net.

         18.3. The Parties have appointed Oracle as exclusive agent to sell pages of advertising and inserts in both the Analogue and Digital Guides on the terms and conditions of the agency appointment as set out in the Letter of Understanding.

19.      ELECTRONIC PROGRAMMING GUIDE

         19.1. The Parties record that MultiChoice has developed an electronic programming guide which will be made available to Subscribers within the Territory. All costs and expenses associated with the development and the provision of the electronic programming guide shall be for the account of MultiChoice, unless otherwise agreed between the Parties.

         19.2. MultiChoice undertakes to consult with M-Net prior to the final determination of the format of the electronic programming guide; provided that MultiChoice undertakes, for as long as MultiChoice, in its sole discretion, continues to make such guide available, to afford to the Channels, the first three positions in the default mode of such electronic programme guide, or where Channels are grouped by genre, the first position of the applicable genre, and in addition, the same prominence in such electronic programming guide as is afforded to the Channels in the magazine and

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                  guide in respect of the Ku band portion of the Territory;
                  provided further that nothing in this clause shall be construed as precluding MultiChoice from earning additional revenue from any channel which pays additional charges for extra space in any electronic marketing materials aimed at marketing the MultiChoice Bouquets or any part thereof.

20.      REPRESENTATIONS AND WARRANTIES

         20.1. M-Net and MultiChoice each represents, warrants and undertakes to the other that it has the requisite power and authority to enter into this Agreement and to perform fully its obligations hereunder.

         20.2.    MultiChoice represents, warrants and undertakes to M-Net that:

                  20.2.1. MultiChoice will use and will procure that its Affiliates use all reasonable endeavours to obtain and hold such licences, consents and permissions as are required from any third party and each appropriate governmental authority and/or regulatory body or authority for MultiChoice and such Affiliates to perform their obligations under this Agreement (if any) and that such licences, consents and permissions are and will during this Agreement remain in full force and effect and that MultiChoice is not in breach of any of the terms of the same and MultiChoice will not knowingly do or permit anything to be done which might cause any such licences, consents or permissions awarded to or obtained by it to be suspended or revoked;

                  20.2.2. MultiChoice shall not record the Channels or any part thereof and shall not knowingly permit any other Person so to do, except as may be required by law or otherwise to comply with the terms of any licence, consent or permission referred to in clause 20.2.1. or as may be agreed to in writing between the Parties;

                  20.2.3. The Channels' Signals will only be transmitted in an Encrypted format over Pay TV Systems except as may be permitted by M-Net in accordance with

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
                           clause 14;

                  20.2.4. Save as disclosed there is no significant breach of the security of the Encryption technology as at the date of signature hereof and shall employ all reasonable security systems and procedures to prevent any loss, theft, Piracy of which it become aware, unauthorised use, reception or copying of the Channels or any part thereof and shall immediately notify M-Net if it knows that such an event has occurred in accordance with clause 11.6.

         20.3     M-Net represents, warrants and undertakes to MultiChoice that:

                  20.3.1. subject to clause 15.6, it has or will secure prior to the delivery of the Channels' Signals all Clearances required of M-Net in relation to the broadcast, transmission and distribution of the Channels throughout the Territory and, in particular, that M-Net will subject to any notification by M-Net to MultiChoice in terms of clause 15.6, at all times during this Agreement hold and comply with the terms of the Clearances and will not do nor permit anything to be done nor omit to do anything which might cause any such Clearances to be suspended or revoked;

                  20.3.2 subject to clause 15, ensure compliance with the applicable laws, rules, regulatory codes, orders and directions issued from time to time by any competent regulatory authority within the Territory, and with relevant legislation enacted within the Territory relating to the content of and/or advertising contained in the Channels (except in relation to any advertising inserted into the Channels by MultiChoice);

                  20.3.3. it shall ensure that, subject to clause 15, neither the Channels provided to MultiChoice by M-Net nor any part thereof will infringe the copyright, performing right, trademark, or other proprietary right or interest of any third party or will constitute a misuse of any confidential information of a third party within the Territory;

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

                  20.3.4. it shall retain possession of copies of the transmissions of the Channels for such period and in such form as is required to be retained by all applicable South African regulations or legislation and shall at the reasonable request of MultiChoice provide (free of charge) a copy of any such part of the transmissions of the Channels to any relevant South African regulatory authority or agency;

                  20.3.5. it shall ensure that during this Agreement the Channels retain their current quality, presentation, style and character;

                  20.3.6.   *

21.      INDEMNITIES

         21.1. MultiChoice hereby indemnifies M-Net and holds it harmless from and against all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable legal costs reasonably and properly incurred pursuant to a claim by a third party) arising out of any breach by MultiChoice or any Affiliate of MultiChoice of any term, condition, representation, warranty, undertaking or obligation contained in this Agreement.

         21.2. M-Net hereby indemnifies MultiChoice and holds it harmless from and against all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable legal costs reasonably and properly incurred pursuant to a claim by a third party) arising out of any breach by M-Net or any Affiliate of M-Net of any term, condition, representation, warranty, undertaking or obligation contained in this Agreement.

         21.3. MultiChoice hereby indemnifies M-Net and holds it harmless against all liabilities, claims, costs, damages and expenses (including, without limitation, reasonable legal costs reasonably and properly incurred pursuant to a claim by a third party) arising

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

                  out of any claim brought about as a result of MultiChoice or any of its Affiliates not obtaining any licence, consent any permission referred to in clause 20.2.1, notwithstanding its reasonable endeavours to do so.

         21.4. If either Party wishes to assert a right to be indemnified for claims by third parties as set forth in this clause 21 it shall:

                  21.4.1. promptly notify the other of the claim or legal proceeding which gives rise to such right as soon as reasonably practicable upon becoming aware of the same;

                  21.4.2. afford the other the opportunity to participate in and fully control any compromise, settlement or other resolution or disposition of such claim or proceedings (subject to being fully indemnified by that other Party); and

                  21.4.3. co-operate fully with any reasonable request of the other Party in respect of the third Party claim, but that other Party shall pay the costs of the participation in and control of any compromise, settlement or resolution or other disposition of such claim or proceeding.

         21.5. After the termination of this Agreement, the indemnity set out in this clause 21 shall cease to have any force or effect except in relation to antecedent breach by MultiChoice or M-Net.

         21.6. Notwithstanding the aforegoing, neither Party shall be liable to the other for any indirect or consequential loss or damage including, without limitation, loss of business or profits arising out of any breach of this Agreement.

22.      THIRD PARTY INFRINGEMENTS OF VIEWING CARDS

         Each Party shall notify the other forthwith in the Territory upon becoming aware that Viewing Cards intended for Subscribers and issued by MultiChoice are being supplied outside the Territory or Pirated (whether inside or outside the Territory) and M-Net shall, if

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

         so requested by MultiChoice, provide all reasonable assistance to MultiChoice in taking appropriate action to prevent or combat such distribution or piracy, provided that all costs and expenses incurred by M-Net in this regard shall be for the account of MultiChoice.

23.      PROGRAMME SUPPLIER OBLIGATIONS

         23.1. The Parties record that M-Net, pursuant to agreements with suppliers of programming to M-Net, ("the Supplier Agreements") has assumed certain obligations which are set out in Schedule
                  10. MultiChoice undertakes that it will not take any action which causes M-Net to breach such obligations. In addition, MultiChoice undertakes to procure that all of MultiChoice's Affiliates comply in full with the obligation assumed by MultiChoice in terms of this clause 23.1.

         23.2. MultiChoice agrees not to knowingly take any action which may have the effect of frustrating the Supplier Agreements (or any term of any such agreement) and to assume liability for and indemnify M-Net against any and all liabilities, claims cost and expenses arising out of actions by MultiChoice and/or its Affiliates contrary to the obligations set out in Schedule 10 which may be amended by agreement between the Parties from time to time in accordance with changes or additions to the terms and conditions of the Supplier Agreements.

24.      PARTIAL TERMINATION

         24.1. If any Clearance, necessary regulatory clearance, permission, licence or approval (the "Approvals") obtained by M-Net terminates or is terminated (other than by reason of M-Net's breach or failure to renew such Approval other than as a consequence of a breach by MultiChoice of its obligations hereunder); or

         24.2. if M-Net demonstrates to MultiChoice that any such Approval has been varied by (or that the renewal of such an Approval would result in) the imposition on M-Net of a material monetary burden which makes the provision of all or any of the Channels to any country within the Territory not commercially viable for M-Net; or

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

         24.3. if MultiChoice determines that the provision of the Channels to any of the countries set out in Schedule 2B, results pursuant to clause 6.7.1, in the imposition on MultiChoice of a material monetary burden which makes the provision of any of the Channels to any such country not commercially viable for MultiChoice;

         24.4. if MultiChoice wishes to terminate the distribution of any of the Channels in the countries set out in Schedule 7 hereto either for commercial reasons or as a consequence of a failure to maintain the necessary broadcast licences or other permissions in any of such countries;

         24.5. if Piracy in any countries within the Territory is of such a nature that M-Net is or is likely to be in breach of its programme licensing agreements with its Licensors; or

         24.6. if any re-broadcast operators authorised by MultiChoice to rebroadcast any of the Channels within any country in the Territory has failed or is failing to provide accurate detailed accounting and reporting information in terms of this Agreement to M-Net, such that M-Net is or is likely to be in breach of its programme licensing agreement with its Licensors;

                  then the relevant Party shall consult with the other Party with a view to determining the appropriate action to be taken in respect of the relevant country provided that if the Parties are unable to reach agreement within a reasonable period, then on the giving of 180 days written notice by M-Net to MultiChoice where clauses 24.1, 24.2,24.5 or 24.6 apply or by MultiChoice to M-Net where clauses 24.3 or 24.4 apply, the notifying Party shall be entitled to remove such country from the Territory or Schedule 2B, as applicable, and this Agreement shall cease to apply in respect of such country, without any liability of M-Net to MultiChoice or vice versa except in respect of Per Subscriber Fees due and payable or guarantee payments accrued at the date of withdrawal of such country (but always subject to any contrary provisions in clause 6.7).

                  The notifying Party may only remove a country from the ambit of this Agreement in

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

                  terms of this clause 24 in circumstances where it has fully explained and disclosed to the other Party the nature of the relevant difficulty and has consulted with the other Party in accordance with this clause 24 provided that in terms of this clause 24:

                  24.6.1. Neither Party shall be entitled to remove South Africa from the Territory; and

         ` 24.6.2. M-Net shall be entitled subsequent to the removal of any country, in terms of clauses 24.3 or 24.4, to appoint any person to distribute the Channels within the relevant country and to provide such other ancillary services as may be provided.

25.      TERMINATION AND REMEDIES

         25.1. A Party may terminate this Agreement without prejudice to any other rights or remedies available to such Party either at law or in terms of this Agreement, including without limitation, the right to claim damages (either in addition to or in substitution for such termination) at any time by giving notice in writing to the other Party where:

                  25.1.1. the other Party has committed a material breach of any of its obligations under the Agreement which is incapable of remedy; or

                  25.1.2. the other Party has committed a material breach of any of its obligations under the Agreement which is capable of remedy and which the other Party has not remedied within 60 (sixty) days of receipt of written notice to do so (or, in the case of M-Net issuing notice subsequent to a breach of a Supplier Agreement caused by MultiChoice's default, then such lesser period (if any) set out in the relevant Supplier Agreement or, in the case of M-Net issuing a notice subsequent to both MultiChoice's default and notice by the relevant supplier, then such lesser period (if any) set out in the relevant Supplier Agreement less a reasonable period for M-Net to receive such notice and

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

                           issue notice as contemplated herein); or

                  25.1.3. the other Party has committed a second or subsequent material breach of any of its obligations under this Agreement after having remedied an earlier similar breach during the preceding 6 months after written notice to do so;

                  25.1.4. proceedings are started for the other Party's winding up, dissolution or reorganisation (otherwise than while solvent and for the purpose of a bona fide reconstruction or amalgamation) or for the appointment of a receiver, trustee or similar officer of any or all of the other Party's revenues or assets; or

                  25.1.5. the other Party ceases to carry on business or suffers any execution or distress over a material part of its assets; or

                  25.1.6. the other Party becomes bankrupt or insolvent or files any application, petition or action for relief under any bankruptcy, insolvency or moratorium law; or

                  25.1.7. the other Party admits in writing its inability to pay its debts or is unable to pay its debts as they fall due; or

                  25.1.8. the other Party suffers any similar event of insolvency or bankruptcy under the terms of the jurisdiction of its domicile; or

                  25.1.9. an application is made for an administration (or similar) order to be made in respect of the other Party; or

                  25.1.10. the other Party suspends or threatens to suspend its operations.

         25.2. In addition, and without prejudice to any other rights or remedies which M-Net may have either at law or in terms of this Agreement, including, without limitation the right to claim damages (either in addition to or in substitution for such termination), M-Net may terminate this agreement at any time by giving notice in writing to

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
                  MultiChoice where:

                  25.2.1. M-Net, pursuant to a breach of any provision of this Agreement by MultiChoice, breaches any Supplier Agreement with any major studio which is or becomes a member of the Motion Picture Association of America and such Supplier Agreement is terminated pursuant to such breach, without notice to M-Net to remedy such breach; provided that M-Net shall be required to exercise such right to terminate within 30 days of the date of termination of the relevant Supplier Agreement; or

                  25.2.2. Transmission Failure occurs for an average of 15 minutes per day over any period of 30 days within a continuous period of 90 days or for a continuous period of 30 days; provided that if such Transmission Failure occurs in only one country (with the exception of South Africa) and relates solely to the non direct to home transmission system within such country M-Net shall be entitled to terminate this Agreement only with respect to the country in which such transmission failure occurs and this Agreement shall cease to apply in respect of such country; provided further that where such Transmission Failure occurs for lesser periods than those contemplated in this clause 25.2.2 and such Transmission Failure constitutes a breach by MultiChoice of its obligations in terms of this Agreement, M-Net shall not be entitled to terminate this Agreement but shall be restricted to such other rights and remedies as may be available to M-Net either at law or in terms of this Agreement. For the avoidance of doubt, M-Net shall be entitled to terminate this Agreement as a whole where the Transmission Failure (described above) occurs only in South Africa.

         25.3. In addition, MultiChoice may terminate this agreement without prejudice to any other rights or remedies available to MultiChoice either at law or in terms of this agreement including, without limitation, the right to claim damages (either in addition to or in substitution for such termination) at any time by giving notice in writing to M-Net where Delivery Failure occurs for an average of 15 minutes per day over any period of 30 days within a continuous period of 90 days or for a continuous

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

                  period of 30 days. Where Delivery Failure occurs in respect of one or more (but not all) the Channels, MultiChoice shall be entitled to elect whether to terminate this Agreement as a whole or in relation only to those Channels affected by the Delivery Failure. Where Delivery Failure occurs for lesser periods than those contemplated in this clause 25.3 and such Delivery Failure constitutes a breach by M-Net of its obligations in terms of this Agreement, MultiChoice shall not be entitled to terminate this Agreement but shall be restricted to such other rights and remedies as may be available to MultiChoice either at law or in terms of this Agreement.

         25.4. Notwithstanding any provision to the contrary contained in this Agreement, should standards of quality, presentation, style and character of any of the Channels becomes significantly inferior during the course of this agreement as demonstrated by consistent independent market research conducted by an independent body jointly appointed by the Parties ("Independent Market Research") over a four month period. MultiChoice shall be entitled to give notice to M-Net requiring the standard as at the Effective Date to be restored. Such request shall be considered at a review forum to be held by the Parties not later than 30 days after such request and at a second review forum to be held not later than 30 days thereafter. Should the standard as at the Effective Date not be restored to the reasonable satisfaction of MultiChoice within 120 days (or such longer period as may be agreed between the Parties) after the second review forum, MultiChoice shall be entitled, after a period of 30 days of negotiation between the Parties regarding the exclusivity of and fees payable for the applicable Channel, in the event that agreement cannot be reached, to terminate this Agreement in respect of the Channel concerned but shall not be entitled to terminate this Agreement in its entirety.

         25.5. If either the composition, standards, quality, character or style of the MultiChoice C Bouquet or the MultiChoice Ku Bouquet become(s) significantly inferior during the course of this Agreement or the packaging of other channels on either of the MultiChoice Bouquets is detrimental to the growth of Subscribers having the right to receive the Channels, both as demonstrated by consistent Independent Market Research conducted over a four month period, then M-Net shall be entitled to give notice to MultiChoice requiring the standard to be restored. Such request shall be

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                  considered at a review forum to be held by the Parties not later than 30 days after such request and at a second review to be held not later than 30 days thereafter. If the standard is not restored to the reasonable satisfaction of M-Net within 120 days (or such longer period as may be agreed between the Parties) after the second review forum, M-Net shall be entitled, after a period of negotiation between the Parties regarding the exclusivity of and fees payable for the Channels, in the event that agreement cannot be reached, to terminate this Agreement in respect of the applicable C or Ku MultiChoice Bouquet only and not the Agreement in its entirety. If, as a result of termination of this Agreement in respect of the Ku MultiChoice Bouquet, it proves commercially unviable for M-Net to acquire the programming rights for distribution of the Channels in the C-Band Territory as part of the MultiChoice C Bouquet, then M-Net shall be entitled to terminate this Agreement in its entirety upon at least 6 (six) months written notice to MultiChoice.

         25.6. Notwithstanding any provision to the contrary contained in this Agreement.

                  25.6.1. should any of the Channels defined in clause 4.3 with reference to a Premium Movie Channel -

                           25.6.1.1. cease to fall within the parameters of the definition of a Premium Movie Channel; or

                           25.6.1.2. when compared over a period of at least three months, in terms of programming quality and content to three other English premium movie channels (on other non MultiChoice bouquets) as determined by an independent third party, but at least one of which must be distributed in a market where competing movie channels exist, cease to be comparable to or better than such channels; or

                  25.6.2. should any of the Channels defined in clause 4.3 with reference to a Premium Sports Channel cease to fall within the parameters of the definition of a Premium Sports Channel -

                  then MultiChoice shall be entitled, upon 3 (three) months notice to M-Net, to terminate this Agreement in respect of the Channel concerned but shall not be

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                  entitled to terminate this Agreement in its entirety.

         25.7. Notwithstanding the provisions of this agreement which provide otherwise, if this Agreement is terminated for any reason whatsoever, MultiChoice shall be obliged to continue transmitting the Channels' Signals in terms of and in accordance with the provisions of this Agreement and providing SMS in accordance with this Agreement for a period of 120 days calculated from the date of such termination. For the avoidance of doubt, the provisions of this clause 25.7 shall survive the termination of this Agreement and, notwithstanding such termination, M-Net shall be liable to pay to MultiChoice Transponder Costs in respect of such 120 day period and MultiChoice shall be liable to pay to M-Net Per Subscriber Fees in respect of such 120 day period provided that neither Party shall be restrained from entering into negotiations of any nature whatsoever with any other Person relating, in the case of M-Net to the distribution of the Channel Signals within the Territory and, in the case of MultiChoice, to the inclusion of any other channels in the MultiChoice Bouquet including on the Premium Tier.

         25.8. Within 20 (twenty) days after the termination of the period contemplated in 25.7 (howsoever occasioned), each Party shall at the direction of the other either destroy or return to the other Party all materials furnished to it under this agreement and in its possession or under its control (other than copies and extracts of audit documents taken under clause 7.3) and each Party shall certify in writing to the other Party that the relevant direction has been complied with.

         25.9. Except as may otherwise be agreed immediately on termination of this Agreement for whatever reason, MultiChoice shall at the expiry of the period contemplated in 25.7 disenable Subscribers from receiving and decrypting the Channels' Signals whereafter Subscribers and shall cease to be entitled to receive and decrypt the Channels.

         25.10. Termination of this Agreement by either Party for whatever reason shall not prejudice or affect the rights or remedies of such Party against the other Party in

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                  respect of any antecedent breach of this Agreement.

         25.11. In the event that more than 50% (fifty percent) of the shareholding in either Party is acquired by a new shareholder in a manner that allows such new shareholder to control the relevant Party, then the Party not affected by such change in control shall be entitled upon 60 (sixty) days notice to terminate this Agreement.

26.      FORCE MAJEURE

         26.1. A Party shall not be liable for any loss suffered by the other Party arising out of delay in or prevention of performance of the Party's obligations due to any cause or reason beyond its control, such as Satellite failure, Acts of God, war (declared or undeclared), strikes, riots, political insurrection, rebellion, revolution, fire, flood, explosion, prohibition of import, acts or orders of Government or any agency or instrumentality thereof (whether de facto or de jure), or any law or regulation having force of law.

         26.2. The Party whose performance is delayed or prevented shall immediately give notice in writing to the other Party.

         26.3. If a Party's performance is delayed by such a cause the Party shall be entitled to a reasonable extension not exceeding 30 days for performance. If performance is or will be delayed for longer than this period the performance shall be regarded as having been prevented.

         26.4. If a Party's performance is prevented by such a cause the Parties shall:

                  26.4.1. if the obligation of which performance is prevented is not material, make such financial or other adjustment between them as may be equitable;

                  26.4.2. if the obligation of which performance is prevented is material, endeavour in good faith to agree on an alternative basis for achieving the objects of this Agreement. If agreement on an alternative basis is not reached this

                           Agreement shall terminate and -

                           26.4.2.1. either Party may retain the other's performance to the extent performance has taken place;

                           26.4.2.2. if a Party does not elect to retain the other's performance the other Party may nevertheless require that Party to retain the performance, unless to do so would be inequitable in the circumstances;

                           26.4.2.3. if a Party elects or is required to retain the other's performance, the Parties shall make such financial adjustment between them as may be equitable.

27.      GOVERNING LAW AND DISPUTES

         27.1. This Agreement shall be governed by and construed in all respects in accordance with the laws of South Africa.

         27.2 If any dispute arises at any time between any of the Parties in connection with this Agreement including without limitation, the formation or existence of, the implementation of or the interpretation or application of, the Parties' respective rights and obligations in terms of or arising out of this Agreement or its breach or termination or the performance or non-performance of any Party's obligations hereunder or which relates in any way to any matter affecting the interests of the Parties in terms of this Agreement, and the Parties are unable to resolve their dispute, any Party may refer the matter in dispute, in the first instance, to the respective chief executive officers of the Parties for resolution.

         27.3. If, after having been referred under clause 27.2, the matter in dispute shall not have been resolved by the said chief executive officers within 30 (thirty) days of such matter having been so referred, any Party may refer the matter in dispute for determination by final arbitration in Johannesburg in accordance with the Arbitration Act 1965 or any replacement Act, by 3 (three) arbitrators (unless the Parties agree in writing to have a single arbitrator only), 1 (one) of whom shall be appointed by the referring Party(ies), a further 1
                  (one) of whom shall be appointed by the opposing Party(ies) and the third appointed by the 2 (two) so chosen. In the event of the referring Party(ies) or the opposing Party(ies) failing to appoint an arbitrator and/or failing agreement between the 2 (two) arbitrators within 14 (fourteen) days of their appointment upon the appointment of a third arbitrator, such arbitrator or arbitrators shall be appointed by the president for the time being of the Law Society of the Transvaal on the written request of either the referring Party(ies) or the opposing Party(ies). The arbitrator shall establish the procedural rules applicable to the proceedings. The arbitration shall be conducted in the English language. The arbitrator, if so required by any of the Parties, shall order the Parties to make discovery of all documents relevant to the issues in the arbitration. Any award of such arbitration shall be finally binding upon the Parties and may be entered into and enforced by any court having jurisdiction.

         27.4. This clause shall not preclude any Party from obtaining interim relief on an urgent basis from a court of competent jurisdiction pending any decision of the arbitrator.

         27.5.    The provisions of this clause 27 -

                  27.5.1. constitute an irrevocable consent by the Parties to any proceedings in terms hereof and no Party shall be entitled to withdraw therefrom or claim at any such proceedings that it is not bound by such provisions;

                  27.5.2. are severable from the rest of this Agreement and shall remain in effect despite the termination of or invalidity for any reason of this Agreement.

28.      RESTRUCTURING FOR TAX OR REGULATORY REASONS

         28.1. The Parties shall co-operate with each other and take all such reasonable steps (including the re-structuring of this Agreement) as may be legally available to them -

                  28.1.1. to minimise the incidence of any taxes, levies,
                          imposts, duties, charges, fees,
                           deductions, withholdings, restrictions or clauses of any description on any amounts payable by or to a Party pursuant to this Agreement;

                  28.1.2. to avoid the imposition by any competent regulatory authority of any burdensome obligation on either of the Parties,

                  provided that in taking such steps the Parties shall preserve the commercial intention underlying this Agreement.

         28.2. In the event that this Agreement or any term in it is determined to be void and/or unenforceable by any competent regulatory or judicial authority, the Parties shall consult one another with a view to amending this Agreement to the satisfaction of such regulatory or judicial authority, provided that in the event that the Parties are unable within three months of such authority's decision to agree an amendment satisfactory to such authority which, in the reasonable opinion of both Parties, substantially gives effect to their respective original intentions, either Party may, by serving written notice on the other, terminate this Agreement without further liability.

29.      CONFIDENTIALITY

         29.1. Subject to clause 29.2, each Party undertakes to the other that it will treat as confidential the terms of this Agreement together with all information whether of a technical nature or otherwise relating in any manner to the business or affairs of the other Party as may be communicated to it hereunder or otherwise in connection with this Agreement and will not disclose such information to any person, firm or company (other than to its auditors and other professional advisers) or to the media, and will not use such information other than for the purposes of this Agreement, subject always to any prior specific authorisation in writing by the other Party to such disclosure or use.

         29.2. The provisions of clause 29.1 shall not apply to any information which:

                  29.2.1. is in the public domain other than by default of the recipient Party;

                  29.2.2. is obtained by the recipient Party from a bona fide third Party having the right to disseminate such information;

                  29.2.3. is or had already been independently generated by the recipient Party;

                  29.2.4. is required to be disclosed by any programme supplier contracted as such by M-Net or any Affiliate of M-Net or by law or the valid order of a court of competent jurisdiction or the request of any governmental or other regulatory authority or agency, in which event the disclosing Party shall so notify the other as promptly as practicable (and if possible prior to making any disclosure) and shall use its reasonable endeavours to seek confidential treatment of such information.

         29.3. The obligations contained in this clause 29 shall endure beyond the termination of this Agreement without limit in time except and until any confidential information enters the public domain otherwise than through default of the Party receiving the same.

30.      NOTICES

         30.1. Notices and communications under this agreement shall be given in writing and may be delivered to the relevant Party or sent by registered air mail or facsimile to the address of that Party or that Party's facsimile number specified in 30.2 which shall be regarded as the respective Parties domiciliar citandi et executandi.

         30.2.    Notices and communications shall be addressed as follows:

                  30.2.1.  if to MultiChoice:  75 Republic Road, Randburg, South Africa
                                               Fax No: 00 27 11 329-5420

                  30.2.2.  if to M-Net:        137 Hendrik Verwoerd Drive, Randburg, South

                                                Africa

                                                Fax No: 00 27 11 789-7002

                  or such other address of a Party, person and/or fax number as that Party shall have notified in writing to the other Party.

         30.3. Notices and communications shall be given and made in the English language.

31.      MISCELLANEOUS

         31.1.    NO PARTNERSHIP

                  Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal and agent relationship between MultiChoice and M-Net except with regard to the collection of Per Subscriber Fees where MultiChoice acts as the agent of M-Net in accordance with provisions of this agreement and neither such Party shall hold itself out in its advertising or otherwise in any manner which would indicate or imply any such relationship with the other.

         31.2.    ASSIGNMENT

                  Neither Party shall be entitled to assign, transfer or otherwise encumber this Agreement or any of the rights or obligations hereunder without the prior written consent of the other (such consent not to be unreasonably withheld or delayed), save that either Party may transfer any of its obligations to an Affiliate, provided that (i) the relevant Party (being the assignor) shall guarantee the performance of such obligations by such Affiliate; (ii) the relevant Party shall be jointly and severally liable together with such Affiliate for the fulfilment by such Affiliate of such obligations; (iii) the relevant Party shall indemnify the other Party against any loss sustained by it as a result of the non performance of such obligations; (iv) if the relevant Party is M-Net, and if M-Net sells or transfers its ownership of any of the Channels, it shall itself remain bound by clause
                  4.2 throughout the Term and shall, in addition, procure that the assignee binds itself to the undertaking set out in clause 4.2 hereof; and for the avoidance of doubt, the Fees payable by MultiChoice to M-Net under this Agreement shall not increase as a consequence of such sale or transfer of ownership; and
                  (v) in the event that the assignee ceases to be an Affiliate, it shall immediately reassign all assigned rights and obligations back to the Relevant Party unless the prior consent of the other Party shall have been obtained.

         31.3.    SUBCONTRACTING

                  MultiChoice shall be entitled to appoint Affiliate and/or third party sub-contractors to perform any of its rights or obligations set out herein upon notifying M-Net thereof in writing provided that MultiChoice shall remain liable to M-Net as primary obligor in respect of any rights and/or obligations sub-contracted in terms of this clause 31.3.

         31.4.    ENTIRE AGREEMENT

                  This Agreement constitutes the entire understanding between the Parties relating to the subject matter of this Agreement and no oral representations, warranties or promises shall be implied as terms of this Agreement.

         31.5.    WAIVER

                  Any waiver by either Party of a breach of any term or condition of this Agreement shall be in writing and shall not be deemed to be a continuing waiver or a waiver of any other or subsequent breach unless the written notice so provides.

AS WITNESS whereof this Agreement was executed by the Parties on the day and year first above written.

SIGNED BY                /s/ Jim Volkwyn             )  /s/ George Safzides
                                                     )
for and on behalf of                                 )

MULTICHOICE AFRICA (PROPRIETARY)                     )
LIMITED                                              )
in the presence of:                                  )



SIGNED BY                /s/ Lazarus Zim             )  /s/ Russell McMillan
                                                     )
for and on behalf of                                 )
ELECTRONIC MEDIA NETWORK                             )
LIMITED                                              )
in the presence of:                                  )

SCHEDULE 1


PREMIUM TIER CHANNELS

M-Net (Domestic)                    :                MND
Movie Magic (Domestic)              :                MMD
KTV
Super Sport                         :                SS
Movie Magic (Africa)                :                MMA
M-Net (Africa)                      :                MNA
SuperSport II                       :                SS II

SCHEDULE 2A

SPECIFIC INCLUSIONS AND SPECIFIC EXCLUSIONS TO THE TERRITORY

1.1      THOSE PARTS OF WEST AND NORTH AFRICA EXCLUDED FROM THE TERRITORY

         1.1.1    Completely excluded

                  Algeria
                  Chad
                  Djibouti
                  Egypt
                  Gambia
                  Guinea-Bissau
                  Libya
                  Mauritania
                  Morocco
                  Senegal
                  Somalia
                  Tunisia

         1.1.2 Partially Excluded (including approximate percentage of country excluded assuming that all satellite dishes are pointing to the relevant horizon)

                  Sierra Leone              30 (thirty) per cent
                  Guinea                    50 (fifty) per cent
                  Mali                      90 (ninety) per cent
                  Spanish Sahara            20 (twenty) per cent

1.2      THE INDIAN OCEAN ISLANDS INCLUDED AS PART OF THE TERRITORY

         The Cornoros
         Mauritius
         The Seychelles
         Madagascar
         Reunion

SCHEDULE 2B

Those countries in respect of which minimum guarantees are payable by MultiChoice

Angola
Benin
Burkina Faso
Burundi
Central African Republic
Congo
Equatorial Guinea
Eritrea
Ethiopia
Guinea
Liberia
Mali
Niger
S>o TormII and Principe
Reunion
Rwanda
Sierre Leone
Togo
Western Sahara (also known as Spanish Sahara)
Zanzibar

                                   SCHEDULE 3*

SCHEDULE 4

INFORMATION TO BE REPORTED ON BY MULTICHOICE FOR EACH ACCOUNTING PERIOD

1.1      Total number of actual Subscribers
         -        on first day of Accounting Period
         -        on last day of Accounting Period

1.2 Total number of Equated Subscribers (including all information which may be necessary in order to calculate the number of Equated Subscribers)
         -        on first day of accounting period
         -        on last day of accounting period

1.3      The information set out in 1.1 and 1.2 by Subscriber category ie:

1.3.1             SUD Subscribers

1.3.2 MUD Subscribers by sub-category of Subscribers (including the number of Wired Rooms)

                  -        apartments
                  -        hotels/motels and other transient dwellings
                  -        hospitals
                  -        all other MUD subscribers

1.3.3             Communal Subscribers (including number of Television Sets)

1.3.4             Commercial Subscribers

1.3.5             VIP Subscribers

1.3.6             Employee Subscribers

1.3.7             Free Trials given in accordance with clause 6.3.

1.4 The information set out in 1.1, 1.2 and 1.3 on a country by country basis in respect of each country within the territory

1.5 The information required in terms of 1.1, 1.2, 1.3 and 1.4 in respect of each Channel together with the MultiChoice SUD Subscriber Charge, charged by MultiChoice in respect of each Channel within each country and the actual revenue derived by MultiChoice.

1.6 The information required in terms of 1.1, 1.2, 1.3, 1.4 and 1.5 showing the number of Subscribers receiving each channel via DTH distribution systems reflecting the Subscribers receiving via the C-Band and those receiving via the Ku-Band of the Satellite and the number of Subscribers receiving each Channel via non-direct to home distribution systems

SCHEDULE 5

M-Net Market Research

-        Framework Market Segmentation
-        Image Tracking
-        Delphi Segmentation
-        KTV Quantitative and Qualitative
-        M-Net Advertising Campaign Survey
-        Local Productions Qualitative and Quantitative
-        Super Sport Image Tracking
-        Disconnect Survey
-        TVQ Panel

This schedule may be amended from time to time by mutual agreement between the parties.

SCHEDULE 6

SIGNAL QUALITY SPECIFICATIONS

1.       VIDEO

         The following specifications detail the minimum requirements for the video output signal that will be delivered to the MultiChoice's equipment from the M-Net Network Switching Room.

         1.1      ANALOGUE DELIVERY

                  Standard                              :  PAL

                  Level                                 :  1V p-p

                  Impedance                             :  75 ohm

                  Signal to noise ratio:                :  -48 dB
                  (Unified weighted CCIR Rec.567-3)

                  Frequency response                    :  30 Hz to 5.5 MHZ
                                                           +/- 0.3 dB

                  Group delay response                  :  30 Hz to 5.5 MHZ
                                                           +/- 25 nS

         1.2      DIGITAL DELIVERY

                  Standard                              :  SMPTE 259m
                                                           PAL sourced
                                                        :  270 Mbits per sec SDI

         1.3      GENERAL

                  1.3.1 The video signal subjective quality shall confirm to CCIR 500-2 quality rating 5.

                  1.3.2 In the case of the signal being delivered by a compressed digital system, the video bit rate shall be at least 8 MB/S.

                  1.3.3    Standard converters must be avoided where possible.


2.       AUDIO

         2.1      ANALOGUE DELIVERY

                  Maximum level                         :   + 6dBm
                  Reference Level                       :   0 dBm
                  Impedance                             :   600 ohm

                  Frequency response                    :   15 Hz to 15 kHz
                                                            +/- 1 dB

                  Signal-to-noise ratio                 :   -55 dB
                  (CCIR 468-3 Q-Pk mean weighted)

         2.2      DIGITAL DELIVERY

                  Standard                              :   AES/EBU digital
                                                            (not imbedded)

SCHEDULE 7

A. MULTICHOICE - PROVISION OF EXISTING SMS TO M-NET CHANNELS FOR NON DTH SUBSCRIBERS IN


(i)      NIGERIA:

         MNA (West) [- covered by Analogue Agreement]

         SS on a 24 hour basis

         MM and KTV totalling 24 hours, being 12 hours each per day

(ii)     GHANA:

         MNA (West) [- covered by Analogue Agreement]
         MM and SS on a 24-hour basis

(iii)    KENYA AND UGANDA:

         MNA (East), MM and SS on a 24 hour basis [MNA - covered by Analogue Agreement

(iv)     TANZANIA:

         From October 1997:
         MNA (East), SS on a 24 hour basis [MNA - covered by Analogue Agreement

(v)      ZAMBIA:

         SS and MNA (East) on a 24 hour basis

(vi)     LESOTHO:

         MND

(vii)    NAMIBIA:

         MND, SS 24

(viii)   BOTSWANA:

         MNA (East): SS 24

(ix)     ZAIRE (Congo):

         MNA (West), SS 24

(x)      MALAWI:

         MNA (East), SS 24

(xi)     RWANDA:

         MNA (East), SS 24

(xii)    BURUNDI

         MNA East, SS24

(xiii)   MALI:

         SS, MNA

(xiv)    ST HELENA:

         SS 24

SCHEDULE 8

PanAmSat 4 Footprints

[GRAPHIC OMITTED]

PAS-4 Southern Africa Horizontal Beam Ku-Band (CONTOURS 55, 54, 53, 52, 50, 48, 46, 44 dBW)

[GRAPHIC OMITTED]

PAS-1 Africa Beam V C-Band (CONTOURS 39, 38, 37, 35, 33, 31, 29, 27 dBW)

SCHEDULE 9

SPECIFICATIONS AND SERVICE LEVELS

                     MAX NORM HOURS UNSCHEDULED                    MAX NORM HOURS SCHEDULED

CATEGORY             DOWN       DURA-       LOW        LOW         DOWN          DURA-       LOW        LOW
                     TIME       TION        POWER      POWER       TIME          TION        POWER      POWER
                     PER        PER         PER        PER         PER           PER         PER        PER
                     ANNUM      EVENT       ANNUM      EVENT       ANNUM         EVENT       ANNUM      EVENT

SATELLITE            17         4           12         4           12            2           12         4
TRANSMISSION
("A")

TERRESTRIAL          17         4           12         4           12            2           12         4
OR OTHER
REBROADCAST
TRANSMISSION
("B")

NETWORK AVAILABILITY:                     99-8% PER MONTH BASED ON 24 HOURS OF
(BOTH A & B)                              BROADCASTING PER DAY

RESPONSE TIMES:                           NORMAL OFFICE HOURS (7:30 TO 23:00)                        1 HOUR
(BOTH A & B)                              AFTER HOURS (23:00 TO 07:30)                    2 HOURS

EQUIPMENT MAINTENANCE:                    i)   PREVENTATIVE MAINTENANCE                   :   THREE MONTHLY
(BOTH A & B)                              ii)  BASIC REGULAR MAINTENANCE                  :   WEEKLY
                                          iii) SYSTEM CHECKS                              :   DAILY

MONITORING:                               24 HOURS PER DAY
AUDIO VISUAL QUALITY
(BOTH A & B)

REPORTING:                                DAILY:    TELEPHONICALLY / E-MAIL
(Both A & B)                                        WEEKLY: E-MAIL
                                          MONTHLY: DETAILED WRITTEN REPORT (ON A COUNTRY BY
                                          COUNTRY BASIS IN RESPECT OF DIRECT TO HOME AND NON
                                          DIRECT TO HOME TRANSMISSION SYSTEMS)

STANDBY FACILITY:                         24 HOURS A DAY
(BOTH A & B)

SCHEDULE 10

A.       MultiChoice - Provision of SMS for M-Net Channels to DTH Ku Band
         Subscribers

         South Africa, Lesotho, Namibia, Botswana, Zimbabwe and Swaziland

         MND      -        Premium Tier
         MM       -        Premium Tier
         SS       -        Premium Tier
         KTV      -        Premium Tier

B. MultiChoice - Provision of Future SMS for M-Net Channels to DTH C band Subscribers.

         The Territory (excluding South Africa, Lesotho, Botswana, Zimbabwe and Swaziland)

         MNA      -        Premium Tier
         SS       -        Premium Tier
         MMA      -        Premium Tier
         KTV      -        Premium Tier

SCHEDULE 11

LETTER AGREEMENT BETWEEN ORACLE AND MULTICHOICE

                                   SCHEDULE 12*